As filed with the Securities and Exchange Commission on July 22, 2003

Registration No. 333-106424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WASHINGTON FEDERAL, INC.

(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code No.)	91-1661606 (I.R.S. Employer Identification No.)

425 Pike Street
Seattle, Washington 98101
(206) 624-7930
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Roy M. Whitehead
President and Chief Executive Officer
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037		Stephen M. Klein, Esq. Bart E. Bartholdt, Esq. Graham & Dunn PC Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate	Registration
Registered	Registered(1)	Share or Unit (2)	Offering Price(2)	Fee

Common Stock, par value $1.00 per share	1,624,906	$1,047	$10,165,291	$822.38 (3)

(1)	Based upon an estimate of the maximum number of shares of common stock of Washington Federal, Inc. (“Washington Federal”) to be issued pursuant to the agreement and plan of merger, dated as of May 19, 2003 and as amended as of June 13, 2003, among Washington Federal, Washington Federal Savings and Loan Association and United Savings and Loan Bank (“United Savings”), based on (i) 40,750 shares of United Savings stock outstanding, (ii) an exchange ratio of 79.75 shares of Washington Federal common stock for each share of United Savings common stock (which assumes an average closing price of $20.00 per share of Washington Federal common stock) and (iii) the exchange and cancellation of 50% (20,375 shares) of such outstanding shares of United Savings common stock for Washington Federal common stock at such exchange ratio.

(2)	Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the estimated number of shares of United Savings common stock to be received by Washington Federal in the merger. Based upon a book value of $1,047 per share of United Savings common stock as of March 31, 2003, which was reduced by an estimated amount of cash ($32,499,959) to be paid by Washington Federal for such shares.

(3)	Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

UNITED SAVINGS AND LOAN BANK
601 South Jackson
Seattle, Washington 98114
(206) 624-7581

July 23, 2003

Dear United Savings and Loan Bank shareholders:

          You are cordially invited to attend a special meeting of shareholders of United Savings and Loan Bank to be held at 11:00 a.m., local time, on August 22, 2003 at the Four Seas Restaurant, 714 South King Street, Seattle, Washington 98104. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which United Savings will be merged with and into Washington Federal Savings and Loan Association.

          If the merger agreement is approved and the merger is subsequently completed, each outstanding share of United Savings common stock will be converted into the right to receive:

•	$1,595.09 in cash; or

•	a number of whole shares of common stock of Washington Federal, Inc., the holding company of Washington Federal Savings, determined by dividing $1,595.09 by the average closing price of Washington Federal common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest.

          You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock. However, the form of consideration that you choose is subject to allocation procedures set forth in the merger agreement which are intended to ensure that at least 45% and not more than 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash.

          In addition, under certain circumstances, United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by United Savings shareholders.

          The Washington Federal common stock is traded on the Nasdaq National Market under the symbol “WFSL.” On July 18, 2003, the closing sale price of a share of Washington Federal common stock was $24.15.

          The merger cannot be completed unless the holders of a majority of the shares of United Savings common stock present at the special meeting, voting in person or by proxy, vote in favor of approval of the merger agreement at the special meeting.

          Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, Columbia Financial Advisors, Inc., our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

          The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 12, and the annexes thereto, which include the merger agreement.

          Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

          We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely,

Derek Chinn President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Washington Federal common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Washington Federal common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/prospectus is dated July 23, 2003 and was first mailed to shareholders of United Savings on or about July 23, 2003

UNITED SAVINGS AND LOAN BANK
601 South Jackson
Seattle, Washington 98114
(206) 624-7581

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on August 22, 2003

          To the shareholders of United Savings and Loan Bank:

          We will hold a special meeting of shareholders of United Savings and Loan Bank at 11:00 a.m., local time, on August 22, 2003, at the Four Seas Restaurant, 714 South King Street, Seattle, Washington 98104, for the following purposes:

1.	to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of May 19, 2003 and as amended as of June 13, 2003, among Washington Federal, Inc., Washington Federal Savings and Loan Association and United Savings and Loan Bank, as described in the attached document; and

2.	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

          We have fixed the close of business on July 18, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of United Savings common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

          Our board of directors has determined that the merger agreement is in the best interests of United Savings and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

          Holders of United Savings common stock have the right to dissent from the merger and assert dissenters’ rights, provided the proper procedures of Chapter 23B.13 of the Washington Business Corporation Act are followed. A copy of Chapter 23B.13 of the Washington Business Corporation Act is attached as Annex C to the proxy statement/prospectus that accompanies this notice.

          Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope.

By Order of the Board of Directors

Derek Chinn President and Chief Executive Officer

Seattle, Washington
July 23, 2003

REFERENCES TO ADDITIONAL INFORMATION

          This document incorporates important business and financial information about Washington Federal, Inc. from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Washington Federal as follows:

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attention: Edwin C. Hedlund
(206) 624-7930

          You will not be charged for any of these documents that you request. If you would like to request documents, please do so by August 15, 2003 in order to receive them before the special meeting.

          For additional information regarding where you can find information about Washington Federal, please see “Where You Can Find More Information” beginning on page 54.

i

REFERENCES TO ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
GENERAL INFORMATION
THE SPECIAL MEETING
Time, Date and Place
Matters to be Considered
Shares Outstanding and Entitled to Vote; Record Date
How to Vote Your Shares
Votes Required
Solicitation of Proxies
Recommendation of the United Savings Board of Directors
THE MERGER
General
Background of the Merger
United Savings’ Reasons for the Merger
Washington Federal’s Reasons for the Merger
Opinion of United Savings’ Financial Advisor
Merger Consideration and Election and Exchange Procedures
Procedures for Exchanging of United Savings Common Stock Certificates
Conditions to the Merger
Regulatory Approvals
Business Pending the Merger
Board of Directors’ Covenant to Recommend the Merger Agreement
No Solicitation
Representations and Warranties of the Parties
Capital Distribution
Effective Time of the Merger
Amendment of the Merger Agreement
Termination of the Merger Agreement
Termination Fee
Interests of Certain Persons in the Merger
Certain Employee Matters
Resale of Washington Federal Common Stock
Material Federal Income Tax Consequences
Accounting Treatment of the Merger
Expenses of the Merger
Listing of the Washington Federal Common Stock
Shareholder Agreements
Dissenters’ Rights
MARKET FOR COMMON STOCK AND DIVIDENDS
INFORMATION ABOUT WASHINGTON FEDERAL
General
Management and Additional Information
INFORMATION ABOUT UNITED SAVINGS
General
United Savings Directors and Officers to Serve at Washington Federal
Certain Beneficial Owners of United Savings Common Stock
DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK
Washington Federal Common Stock
Washington Federal Preferred Stock
Transfer Agent
COMPARISON OF THE RIGHTS OF SHAREHOLDERS
Authorized Capital Stock
Issuance of Capital Stock
Voting Rights
Number and Election of Directors
Removal of Directors
Vacancies of Directors
Indemnification
Dividends and Other Distributions
Amendments to Articles of Incorporation and Bylaws
Notice of Shareholder Meetings
Special Meetings of Shareholders
Shareholder Nomination and Shareholder Proposals
Shareholder Action Without a Meeting
Mergers, Share Exchanges and Sales of Assets
Interested Shareholder Statutes
Shareholders’ Right of Dissent and Appraisal
LEGAL OPINION
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B
ANNEX C
EXHIBIT INDEX
EXHIBIT 8.1
EXHIBIT 23.1

ii

Page

Dissenters’ Rights	40
MARKET FOR COMMON STOCK AND DIVIDENDS	43
INFORMATION ABOUT WASHINGTON FEDERAL	45
General	45
Management and Additional Information	45
INFORMATION ABOUT UNITED SAVINGS	45
General	45
United Savings Directors and Officers to Serve at Washington Federal	46
Certain Beneficial Owners of United Savings Common Stock	46
DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK	47
Washington Federal Common Stock	47
Washington Federal Preferred Stock	48
Transfer Agent	48
COMPARISON OF THE RIGHTS OF SHAREHOLDERS	48
Authorized Capital Stock	48
Issuance of Capital Stock	49
Voting Rights	49
Number and Election of Directors	49
Removal of Directors	50
Vacancies of Directors	50
Indemnification	50
Dividends and Other Distributions	50
Amendments to Articles of Incorporation and Bylaws	51
Notice of Shareholder Meetings	51
Special Meetings of Shareholders	51
Shareholder Nomination and Shareholder Proposals	52
Shareholder Action Without a Meeting	52
Mergers, Share Exchanges and Sales of Assets	52
Interested Shareholder Statutes	53
Shareholders’ Right of Dissent and Appraisal	54
LEGAL OPINION	54
EXPERTS	54
WHERE YOU CAN FIND MORE INFORMATION	54
ANNEX A Agreement and Plan of Merger, dated as of May 19, 2003 and amended as of June 13, 2003, among Washington Federal, Inc., Washington Federal Savings and Loan Association and United Savings and Loan Bank
A-1
ANNEX B Opinion of Columbia Financial Advisors, Inc.	B-1
ANNEX C Chapter 23B.13 of the Washington Business Corporation Act	C-1

iii

QUESTIONS AND ANSWERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:	Why is my vote important?

A:	The merger agreement must be approved by a majority of the shares of United Savings common stock present at the special meeting.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting.

Q:	Can I change my vote?

A:	Yes. There are three ways you can change your vote after you have sent in your proxy card:

•	you may send a written notice to the secretary of United Savings stating that you would like to revoke your proxy before the special meeting;

•	you may complete and submit a new proxy card, and any earlier proxies will be revoked automatically; or

•	you may attend the special meeting and vote in person, and any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your United Savings common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Who should I call with questions?

A:	You should call David Wong, a director of United Savings at (206) 264-2315, or Robert Zirk, Chief Operating Officer of United Savings, at (206) 264-2321.

SUMMARY

          This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 54. Page references are included in this summary to direct you to a more complete description of the topics.

          Throughout this document, “United Savings,” “we” and “our” refers to United Savings and Loan Bank, “Washington Federal” refers to Washington Federal, Inc. and “Washington Federal Savings” refers to Washington Federal Savings and Loan Association, Washington Federal’s banking subsidiary. Also, we refer to the merger between United Savings and Washington Federal Savings as the “merger,” and the agreement and plan of merger, dated as of May 19, 2003 and as amended as of June 13, 2003, among United Savings, Washington Federal and Washington Federal Savings as the “merger agreement.”

Parties to the Proposed Merger (Page 45)

          Washington Federal and Washington Federal Savings. Washington Federal is a savings and loan holding company incorporated under the laws of the State of Washington and the parent company of Washington Federal Savings, a federally chartered savings and loan association with 114 full service banking offices located in Washington, Oregon, Idaho, Arizona, Utah, Nevada and Texas. Washington Federal’s principal asset is all of the capital stock of Washington Federal Savings. Washington Federal had total consolidated assets of approximately $7.3 billion and total consolidated shareholders’ equity of approximately $988 million at March 31, 2003. Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101 and its telephone number is (206) 624-7930.

          United Savings. United Savings is a Washington-chartered savings association which conducts business from its headquarters in Seattle, Washington and its three other full-service offices within the Seattle metropolitan area. United Savings provides a wide range of banking services to individuals and businesses primarily within the Asian communities of the Seattle metropolitan area. United Savings had total consolidated assets of approximately $315 million, total consolidated deposits of approximately $267 million and total consolidated shareholders’ equity of approximately $42.6 million as of March 31, 2003. United Savings’ executives offices are located at 601 South Jackson, Seattle, Washington 98114 and its telephone number is (206) 624-7581.

The Merger (Page 16)

          We have attached the merger agreement to this document as Annex A. Please read the entire merger agreement. It is the legal document that governs the merger. We propose a merger whereby United Savings will merge with and into Washington Federal Savings. We expect to complete the merger in the third quarter of 2003.

United Savings Shareholders will receive Whole Shares of Washington Federal Common Stock and/or Cash for each Share of United Savings Common Stock Exchanged Pursuant to the Merger (Page 21)

          If the merger of United Savings with and into Washington Federal Savings is completed, each outstanding share of United Savings common stock (subject to certain exceptions) will be converted into the right to receive $1,595.09 in cash, without interest, or a number of whole shares of Washington Federal common stock determined by dividing $1,595.09 by the average of the closing price of the Washington Federal common stock during the 15 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest. You will have the opportunity to elect all stock, all cash or a combination of stock and cash to be received for all shares of United Savings common stock held by you, subject to the allocation procedures set forth in the merger agreement which are intended to ensure that at least 45% and not more than 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash.

          Under certain circumstances, United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by United Savings shareholders.

When and How to Choose the Method of Payment for Your Shares (Page 21)

          Shares of United Savings common stock will be exchanged for either shares of Washington Federal common stock, cash or a combination of stock and cash, as chosen by you, subject to the election and allocation procedures discussed herein and described in detail in the merger agreement. Accompanying this proxy statement/prospectus is an election form which permits you:

•	to elect to receive a number of whole shares of Washington Federal common stock in exchange for all shares of United Savings common stock held by you, determined by dividing $1,595.09 by the average share price of Washington Federal common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest;

•	to elect to receive $1,595.09 per share, in cash, without interest, in exchange for all shares of United Savings common stock held by you;

•	to elect to receive the stock consideration with respect to some of your shares of United Savings common stock and the cash consideration with respect to your remaining shares of United Savings common stock; or

•	to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of United Savings common stock.

          In order to make an effective election, you should complete the election form and return it in the envelope provided. Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Washington Federal common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other United Savings shareholders submit elections and how many choose to receive cash and how many choose to receive stock. Because at least 45% and not more than 50% of the aggregate value of the merger consideration must be paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash, United Savings shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and Washington Federal common stock.

          Washington Federal will not issue fractional shares. Instead, United Savings shareholders who receive Washington Federal common stock will receive the value of any fractional share interest in cash, based on the average closing sales prices of a share of Washington Federal common stock during a specified period preceding consummation of the merger.

          Five business days after the effective date of the merger, you will be sent a notice of the effectiveness of the merger and a letter of transmittal. The letter of transmittal should be completed and returned to the designated exchange agent along with your stock certificates representing shares of United Savings common stock. After the letter of transmittal has been received and processed, you will be sent the cash and/or Washington Federal common stock to which you are entitled.

          You will need to surrender your United Savings common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares along with your letter of transmittal after the merger is completed.

Comparative Per Share Market Price Information (Page 43)

          Shares of Washington Federal common stock currently trade on the Nasdaq National Market under the symbol “WFSL.” There is no active and liquid trading market for the shares of United Savings common stock. On May 19, 2003, the last trading day preceding public announcement of the proposed merger, the Washington Federal common stock closed at $22.29 per share. On July 18, 2003, the Washington Federal common stock closed at $24.15 per share.

          Washington Federal cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Washington Federal common stock from a newspaper, via the Internet or by calling your broker. Depending on the average share price of Washington Federal common stock prior to the effective time of the merger, under certain circumstances United Savings shareholders who elect to receive shares of Washington Federal common stock in exchange for their shares of United Savings common stock may receive greater or lesser per share merger consideration than shareholders who elect to receive the cash consideration. See “The Merger — Merger Consideration and Election and Exchange Procedures” beginning on page 21.

          Washington Federal currently pays a quarterly cash dividend to its shareholders. During the first quarter of 2003, Washington Federal paid a cash dividend of $0.21 per share of Washington Federal common stock. Washington Federal intends to continue to pay a quarterly cash dividend to its shareholders. During the first quarter of 2003, United Savings paid a cash dividend of $14.00 per share of United Savings common stock.

The Tax Consequences of the Merger for United Savings Shareholders Will Be Dependent on the Merger Consideration Received (Page 36)

          Washington Federal and United Savings have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of United Savings common stock solely into shares of Washington Federal common stock. However, you generally will recognize gains if you receive cash in exchange for your shares of United Savings common stock or instead of any fractional share of Washington Federal common stock that you would otherwise be entitled to receive. The parties’ obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger.

          Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

United Savings’ Financial Advisor Believes that the Merger Consideration is Fair to United Savings Shareholders (Page 19)

          Among other factors considered in deciding to approve the merger, the United Savings board of directors received the opinion of its financial advisor, Columbia Financial Advisors, Inc., that, as of May 19, 2003 (the date on which the United Savings board of directors approved the merger agreement), the merger consideration was fair to the holders of United Savings common stock from a financial point of view. This opinion was subsequently confirmed in writing as of the date of this document. The opinion dated as of the date of this document is included as Annex B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Columbia Financial Advisors in providing its opinion. Columbia Financial Advisors’ opinion is directed to the United Savings board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. United Savings agreed to pay Columbia Financial Advisors an estimated completion fee of $77,500 for its fairness opinion and other financial advisory services, $30,000 of which has been paid as of the date of mailing of this proxy statement/prospectus.

Our Board of Directors Recommends Approval of the Merger (Page 30)

          Based on United Savings’ reasons for the merger described herein, including the fairness opinion of Columbia Financial Advisors, the United Savings board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 15)

          The special meeting will be held at 11:00 a.m., local time, on Friday, August 22, 2003, at the Four Seas Restaurant, 714 South King Street, Seattle, Washington 98104. At the special meeting, United Savings shareholders will be asked to approve the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

Record Date and Voting Rights for the Special Meeting (Page 15)

          You are entitled to vote at the special meeting if you owned shares of United Savings common stock as of the close of business on July 18, 2003. You will have one vote at the special meeting for each share of United Savings common stock that you owned on that date.

          Shareholders of record may vote by mail or by attending the special meeting and voting in person. Each proxy returned to United Savings (and not revoked) by a holder of United Savings common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Merger Agreement Requires a Majority Vote by United Savings Shareholders Present at the Special Meeting (Page 16)

          The affirmative vote of the holders of a majority of shares present at the special meeting, in person or by proxy, is necessary to approve the merger agreement on behalf of United Savings.

Management of United Savings Owns Shares Which May Be Voted at the Special Meeting (Pages 40 and 46)

          The directors and executive officers of United Savings, who collectively own approximately 35.6% of the outstanding shares of United Savings common stock as of the record date for the special meeting, have entered into shareholder agreements with Washington Federal pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Washington Federal and United Savings Must Meet Several Conditions to Complete the Merger (Page 26)

          Completion of the merger depends on meeting a number of conditions, including the following:

•	shareholders of United Savings must approve the merger agreement;

•	Washington Federal and United Savings must receive all required regulatory approvals for the merger of United Savings into Washington Federal, and any waiting periods required by law must have passed;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger;

•	the Washington Federal common stock to be issued in the merger must have been approved for trading on the Nasdaq National Market (or on any securities exchange on which the Washington Federal common stock may then be listed);

•	Washington Federal and United Savings must receive a legal opinion confirming the tax-free nature of the merger, unless United Savings has elected to revise the merger consideration to be all cash as permitted under certain circumstances;

•	the representations and warranties of each of Washington Federal and United Savings in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Washington Federal or United Savings, respectively;

•	Washington Federal and United Savings must have complied in all material respects with their respective obligations in the merger agreement;

•	United Savings shall have achieved specified financial targets with respect to its shareholders’ equity, total assets and total deposits;

•	each director and executive officer of United Savings shall have entered into a shareholder agreement with Washington Federal and Washington Federal Savings;

•	certain officers of United Savings shall have entered into severance and noncompetition agreements and each non-employee director of United Savings shall have entered into a noncompetition agreement with Washington Federal and Washington Federal Savings;

•	dissenting shares shall not represent 10% or more of the outstanding United Savings common stock;

•	all options to acquire shares of United Savings common stock shall have been exercised;

•	since the time that the merger agreement was signed, neither United Savings nor any governmental authority shall have received any complaints as to United Savings’ Community Reinvestment Act compliance; and

•	United Savings shall have written-down or written-off certain assets and liabilities specified in the merger agreement.

          Unless prohibited by law, either Washington Federal or United Savings could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Washington Federal and United Savings Must Obtain Regulatory Approvals to Complete the Merger (Page 28)

          To complete the merger, the parties need the prior approval of or waiver from the Office of Thrift Supervision and the Washington State Department of Financial Institutions. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Washington Federal and United Savings have filed all necessary applications with the applicable regulatory agencies. Washington Federal and United Savings cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Washington Federal following completion of the merger.

Washington Federal and United Savings may Terminate the Merger Agreement (Page 32)

          Washington Federal and United Savings can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of United Savings have already voted to approve it.

          Either company also can terminate the merger agreement:

•	if any required regulatory approvals for consummation of the merger is not obtained;

•	if the merger is not completed by October 31, 2003;

•	if the shareholders of United Savings do not approve the merger agreement; or

•	if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

          In addition, Washington Federal may terminate the merger agreement at any time prior to the special meeting if the board of directors of United Savings withdraws or modifies its recommendation to the United Savings shareholders that the merger agreement be approved in any way which is adverse to Washington Federal, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Washington Federal also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 20% or more of the outstanding United Savings common stock and the board of directors of United Savings recommends that United Savings shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period. In addition, Washington Federal may terminate the merger agreement if the cost of remediation for certain real estate currently owned by United Savings is determined by the parties to be reasonably likely to result in United Savings not satisfying its minimum total shareholders’ equity as required by the merger agreement.

          United Savings also may terminate the merger agreement at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement, which has been received and considered by United Savings in compliance with the applicable terms of the merger agreement, provided that United Savings has notified Washington Federal at least five business days in advance of any such action and given Washington Federal the opportunity during such period, if Washington Federal elects, in its sole discretion, to make an offer to United Savings that United Savings determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the superior proposal. A $2.0 million termination fee would be payable by United Savings to Washington Federal under these and certain other circumstances. See “The Merger — Termination Fee,” beginning on page 33.

Washington Federal and United Savings may Amend and Extend the Merger Agreement (Page 32)

          The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting without obtaining further approval by the shareholders of United Savings.

United Savings’ Directors and Executive Officers Have Some Interests in the Merger that Are in Addition to or Different Than Your Interests (Page 34)

          United Savings’ directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of United Savings. These interests include, among other things:

•	severance and noncompetition agreements which Washington Federal, Washington Federal Savings and United Savings have proposed to enter into with Derek Chinn, president and chief executive officer of United Savings, David Wong, a director of United Savings, and Karen Wong, corporate counsel to United Savings, in connection with the closing of the merger, pursuant to which each of Messrs. Chinn and Wong and Ms. Wong have agreed not to engage in certain business activities or solicit employees of United Savings for a period of five years from the effective time of the merger. In consideration for agreeing to these restrictions, Messrs. Chinn and Wong and Ms. Wong will receive an aggregate cash payment not to exceed $1.15 million;

•	the appointment of Derek Chinn as a director of Washington Federal and Washington Federal Savings;

•	Washington Federal’s agreement to honor indemnification obligations of United Savings for a period of six years, subject to the terms of the merger agreement; and

•	As a result of the merger, Washington Federal will acquire a commercial rental property that is currently owned by United Savings. Washington Federal has determined that it does not wish to retain the rental property, as it does not fit Washington Federal’s business strategy. Washington Federal has agreed to negotiate with David Wong, a director of United Savings, with respect to the possible sale to him of the rental property. No final agreement has been reached. The sale of the rental property, if it occurs, will occur after the closing of the merger.

          The board of directors of United Savings was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

United Savings is Prohibited from Soliciting Other Offers (Page 31)

          United Savings has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Washington Federal regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Accounting Treatment of the Merger (Page 39)

          Washington Federal will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Washington Federal will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Washington Federal in connection with the merger will be amortized to expense in accordance with the new rules.

Shareholders of Washington Federal and United Savings Have Different Rights (Page 48)

          Washington Federal is a Washington corporation subject to the provisions of the Washington Business Corporation Act, and United Savings is a Washington-chartered savings association subject to the provisions of the Revised Code of Washington. Upon consummation of the merger, shareholders of United Savings who receive shares of Washington Federal common stock in exchange for their shares of United Savings common stock will become shareholders of Washington Federal and their rights as shareholders of Washington Federal will be governed by Washington Federal’s articles of incorporation and bylaws and the Washington Business Corporation Act. The rights of shareholders of Washington Federal differ in certain respects from the rights of shareholders of United Savings.

Termination Fee (Page 33)

          United Savings must pay Washington Federal a termination fee of $2.0 million if the merger agreement is terminated under specified circumstances.

United Savings’ Shareholders Have Dissenters’ Rights (Page 40)

          Under Washington law, holders of United Savings common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Washington law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of United Savings common stock, determined in the manner set forth in Washington law. The procedures which must be followed in connection with the exercise of dissenters’ rights by dissenting shareholders are described herein under “The Merger — Dissenters’ Rights” beginning on page 40 and in Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached as Annex C to this document. A shareholder seeking to exercise dissenters’ rights must deliver to United Savings, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of approval of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

The Shares of Washington Federal Common Stock to be Issued in the Merger will be listed on Nasdaq (Page 40)

          Pursuant to the merger agreement, the shares of Washington Federal common stock issued in connection with the merger will be listed on the Nasdaq National Market or on any securities exchange on which the Washington Federal common stock may then be listed.

Selected Consolidated Financial Data

          Selected Consolidated Financial Data of Washington Federal
          (Dollars in Thousands, Except Per Share Data)

	At or for the Six Months Ended
	March 31,		At or For the Year Ended September 30,

	2003	2002	2002	2001	2000	1999	1998

Balance Sheet Summary (at end of period):
Loans and mortgage-backed securities(1)	$5,451,986	$6,138,405	$6,018,248	$6,570,309	$6,277,340	$5,731,644	$5,119,571
Investment securities(2)	1,533,516	598,980	1,044,417	145,724	142,992	141,753	234,013
Total assets	7,311,668	7,046,855	7,392,441	7,026,743	6,719,841	6,163,503	5,637,011
Deposits	4,432,348	4,457,469	4,521,922	4,316,692	3,465,270	3,379,502	3,156,202
FHLB advances	1,650,000	1,550,000	1,650,000	1,637,500	1,209,000	1,454,000	1,356,500
Other borrowings	100,000	—	100,000	30,000	1,154,509	454,257	221,819
Stockholders’ equity	987,969	898,852	960,718	874,009	759,165	750,023	767,172
Summary of Earnings:
Interest income	237,510	258,984	507,317	536,410	498,027	455,577	460,604
Interest expense	103,268	123,631	234,941	320,120	299,511	244,490	252,233
Net interest income	134,242	135,353	272,376	216,290	198,516	211,087	208,371
Provision for loan losses	1,400	4,000	7,000	1,850	—	684	740
Other income	7,797	4,530	8,206	10,137	11,309	12,779	11,270
Other expense	25,077	26,003	51,228	49,113	46,646	46,101	45,116
Income tax expense	40,740	38,736	78,400	61,850	57,500	62,795	61,949
Net income	74,822	71,144	143,954	113,614	105,679	114,286	111,836
Per Share Data:
Basic earnings per common share share	1.08	1.02	2.06	1.63	1.51	1.55	1.46
Diluted earnings per common share	1.07	1.01	2.04	1.61	1.50	1.54	1.44
Cash dividends	0.42	0.40	0.82	0.77	0.74	0.68	0.61
Book value	14.20	12.87	13.75	12.48	10.94	10.39	10.19
Selected Ratios:
Return on average assets	2.06%	2.05%	2.05%	1.65%	1.65%	1.99%	2.00%
Return on average equity	16.41	17.12	16.89	14.59	14.27	15.47	15.68
Expense to average assets	0.68	0.75	0.73	0.71	0.73	0.80	0.81
Dividend payout	39	39	40	47	49	44	42
Equity to assets	13.51	12.76	13.00	12.44	11.30	12.17	13.61
Risk based capital to risk adjusted assets	23.91	21.83	22.62	20.12	19.45	21.77	22.85
Leverage ratio	12.52	11.79	11.85	11.32	10.61	11.31	12.12

(1)	Includes securitized assets subject to repurchase.

(2)	Includes cash equivalents.

Selected Consolidated Financial Data of United Savings
(Dollars in Thousands, Except Per Share Data)

	At or For the Nine Months
	Ended March 31,		At or For the Year Ended June 30,

	2003	2002	2002	2001	2000	1999	1998

Balance Sheet Summary (at end of period):
Loans and mortgage-backed securities	$183,311	$191,738	$200,165	$198,473	$216,583	$208,609	$202,476
Investment securities	41,934	26,261	22,827	28,181	38,357	26,749	13,563
Total assets	314,939	303,871	298,787	301,941	262,490	258,287	239,326
Deposits	266,997	258,501	254,217	258,587	214,184	222,630	204,816
FHLB advances	250	250	250	250	11,550	250	250
Other borrowings	—	—	—	—	—	—	—
Stockholders’ equity	42,618	39,136	40,127	37,601	32,367	30,078	29,468
Summary of Earnings:
Interest income	12,111	13,419	17,627	20,074	18,850	18,173	17,681
Interest expense	5,644	8,770	10,853	13,211	10,982	11,057	10,085
Net interest income	6,467	4,649	6,774	6,863	7,868	7,116	7,596
Provision for loan losses	25	125	125	135	—	120	—
Unrealized gain (loss) on loans held for sale	—	180	180	3,608	(1,370)	(2,418)	—
Other income	604	572	705	753	965	799	727
Other expense	2,795	2,767	3,731	3,842	3,589	3,632	3,133
Income tax expense	1,449	858	1,273	2,454	1,325	583	1,765
Net income	2,802	1,651	2,530	4,793	2,549	1,162	3,425
Per Share Data:
Basic earnings per common share	68.86	42.01	64.05	126.97	67.70	30.86	91.58
Diluted earnings per common share	68.76	40.52	62.09	121.65	64.70	29.49	86.93
Cash dividends	14.00	10.00	10.00	15.00	5.00	16.00	20.00
Book value	1,047	996	1,016	996	860	799	783
Selected Ratios:
Return on average assets	0.91%	0.55%	0.84%	1.70%	0.98%	0.47%	1.51%
Return on average equity	6.77	4.30	6.51	13.70	8.16	3.90	12.30
Dividend payout	20.34	23.62	15.42	11.81	7.38	51.81	20.67
Average equity to average assets	13.48	12.67	12.94	12.40	11.99	11.97	12.25
Risk based capital to risk adjusted assets	33.30	30.15	30.93	28.40	25.16	24.35	24.90
Leverage ratio	12.92	12.21	12.79	11.71	11.57	11.15	11.70

RISK FACTORS

          Upon completion of the merger, you will receive shares of Washington Federal common stock and/or cash in exchange for your shares of United Savings common stock. Prior to deciding whether or not to approve the transaction and which type of consideration to elect, you should be aware of and consider the following risks and uncertainties that are applicable to the merger and Washington Federal, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 13.

United Savings shareholders may not receive the form of consideration they elect

          If the merger is completed, each outstanding share of United Savings common stock (subject to certain exceptions) will be converted into the right to receive $1,595.09 in cash, without interest, or a number of whole shares of Washington Federal common stock determined by dividing $1,595.09 by the average of the closing price of the Washington Federal common stock during the 15 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest. United Savings shareholders will have the opportunity to elect either stock or cash consideration, or a combination thereof, to be received for all shares of United Savings common stock held by them; however, the ability of a United Savings shareholder to receive his, her or its elected form of merger consideration is limited by the requirement that at least 45% and not more than 50% of the aggregate value of the merger consideration be paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash. If United Savings shareholders elect to receive more than 50% or less than 45% of the aggregate value of the merger consideration in the form of shares of Washington Federal common stock, the elections will be reallocated so that not more than 50% and not less than 45% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock. Therefore, United Savings shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and Washington Federal common stock. In addition, under certain circumstances, United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by United Savings shareholders. The tax consequences of the merger will change to the extent United Savings shareholders receive all cash. For a detailed discussion of the tax consequences of the merger, see “The Merger — Material Federal Income Tax Consequences” beginning on page 36. A detailed discussion of the consideration provisions of the merger agreement is set forth under “The Merger — Merger Consideration and Election and Exchange Procedures” beginning on page 21. We recommend that shareholders carefully read this discussion and the merger agreement attached hereto as Annex A.

The value of the stock consideration will vary with fluctuations in Washington Federal’s stock price

          Each share of United Savings common stock owned by United Savings shareholders will be converted into the right to receive either cash, shares of Washington Federal common stock, or a combination of cash and shares of Washington Federal common stock. The market price of the Washington Federal common stock at the time former shareholders of United Savings receive certificates evidencing shares of Washington Federal common stock following the election period to be conducted after the merger is completed may be higher or lower than the market price at the date of this document, on the date of the special meeting or on the date of the merger. Changes in the price of the Washington Federal common stock may result from a variety of factors, including general market and economic conditions, changes in the business, operations or prospects of Washington Federal and regulatory considerations. Accordingly, at the time of the special meeting, you will not know the exact value of the stock consideration to be received or the exchange ratio used to determine the number of any shares of Washington Federal common stock to be received when the merger is completed.

          In addition, there will be a time period between the completion of the merger and the time at which former United Savings shareholders receiving stock consideration actually receive certificates evidencing Washington Federal common stock. Until stock certificates are received, United Savings shareholders will not be able to sell their Washington Federal shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of the Washington Federal common stock during this period. Depending on the average share price of Washington Federal common stock prior to the effective time of the merger, under certain circumstances United Savings shareholders who elect to receive shares of Washington Federal common stock in exchange for their shares of United Savings common stock may receive greater or lesser per share merger consideration than shareholders who elect to receive the cash consideration. See “The Merger — Merger Consideration and Election and Exchange Procedures” beginning on page 21.

The tax consequences of the merger for United Savings shareholders will depend on the merger consideration received

          The tax consequences of the merger to you will depend on the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of United Savings common stock solely into shares of Washington Federal common stock; however, you generally will be taxed if you receive cash in exchange for your shares of United Savings common stock or instead of any fractional share of Washington Federal common stock that you would otherwise be entitled to receive. For a detailed discussion of the tax consequences to you of the merger, see “The Merger — Material Federal Income Tax Consequences” beginning on page 36.

Directors and officers of United Savings have interests in the merger that are in addition to or different than the interests of shareholders

          When considering the recommendation of United Savings’ board of directors, you should be aware that some executive officers and directors of United Savings have interests in the merger that are somewhat different from your interests. These arrangements may create potential conflicts of interest. These and certain other additional interests of United Savings’ directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 34.

Washington Federal may fail to realize the anticipated benefits of the merger

          The success of the merger will depend on, among other things, Washington Federal’s ability to realize anticipated cost savings and to combine the businesses of Washington Federal Savings and United Savings in a manner that does not materially disrupt the existing customer relationships of United Savings or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Washington Federal is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The market price of shares of Washington Federal common stock may be affected by factors which are different from those affecting shares of United Savings common stock

          You may acquire shares of Washington Federal common stock in connection with the merger. Some of Washington Federal’s current businesses and markets differ from those of United Savings and, accordingly, the results of operations of Washington Federal after the merger may be affected by factors different from those currently affecting the results of operations of United Savings. For a discussion of the businesses of Washington Federal and United Savings and of certain factors to consider in connection with those businesses, see “Information About United Savings,” beginning on page 45, “Information About Washington Federal,” on page 45 and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 54.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          This document and the documents incorporated herein by reference contain forward-looking statements by Washington Federal, Washington Federal Savings and United Savings within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of Washington Federal and United Savings. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Washington Federal Savings and United Savings may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which Washington Federal does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Washington Federal is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of Washington Federal may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Washington Federal.

          Management of Washington Federal and United Savings each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Washington Federal following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Washington Federal’s and United Savings’ ability to control or predict.

GENERAL INFORMATION

          This document constitutes a proxy statement and is being furnished to all record holders of United Savings common stock in connection with the solicitation of proxies by the board of directors of United Savings to be used at a special meeting of shareholders of United Savings to be held on Friday, August 22, 2003 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to approve the merger agreement among Washington Federal, Washington Federal Savings and United Savings, which provides, among other things, for the merger of United Savings with and into Washington Federal Savings, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

          This document also constitutes a prospectus of Washington Federal relating to the Washington Federal common stock to be issued to holders of United Savings common stock upon completion of the merger. Based on (i) the number of shares of United Savings common stock outstanding on the record date for the special meeting, (ii) an assumed exchange ratio of 66.05 (which assumes an average share price of $24.15 for Washington Federal common stock) and (iii) the conversion of 50% of the outstanding shares of United Savings common stock into shares of Washington Federal common stock, a maximum of approximately 1,345,769 shares of Washington Federal common stock will be issuable upon completion of the merger. The actual total number of shares of Washington Federal common stock to be issued as well as the actual amount of cash to be paid in the merger will depend on the actual exchange ratio and the election of stock or cash consideration by shareholders of United Savings.

          Washington Federal has supplied all of the information contained or incorporated by reference herein relating to Washington Federal, and United Savings has supplied all of the information relating to United Savings.

THE SPECIAL MEETING

Time, Date and Place

     A special meeting of shareholders of United Savings will be held at 11:00 a.m., local time, on Friday, August 22, 2003 at the Four Seas Restaurant, 714 South King Street, Seattle, Washington 98104.

Matters to be Considered

          The purposes of the special meeting are to consider and approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the special meeting. At this time, the United Savings board of directors is unaware of any matters, other than as set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

          The close of business on July 18, 2003 has been fixed by United Savings as the record date for the determination of holders of United Savings common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 40,750 shares of United Savings common stock outstanding and entitled to vote. Each share of United Savings common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

          Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

          Any shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to United Savings prior to the special meeting a written notice of revocation addressed to Joan Kuhlmeier, Vice President, United Savings and Loan Bank, 601 South Jackson, Seattle, Washington 98104;

•	delivering to United Savings prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

          Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

          Each proxy returned to United Savings (and not revoked) by a holder of United Savings common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

          At this time, the United Savings board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

          A quorum, consisting of the holders of 40% of the issued and outstanding shares of United Savings common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

          The affirmative vote of the holders of a majority of the shares of United Savings common stock present at the special meeting, in person or by proxy, is necessary to approve the merger agreement on behalf of United Savings. The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting.

          Because of the vote required to approve each of the proposals, abstentions will have no effect on the proposals. And for the same reason, the failure of a United Savings shareholder to vote by proxy or in person at the special meeting will have no effect on these proposals.

          The directors and executive officers of United Savings, who collectively own approximately 35.6% of the outstanding shares of United Savings common stock as of the record date for the special meeting, have entered into shareholder agreements with Washington Federal pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “Information About United Savings — Certain Beneficial Owners of United Savings Common Stock” beginning on page 46 and “The Merger — Shareholder Agreements” on page 40.

          As of the close of business on the record date for the special meeting, Washington Federal did not beneficially own any shares of United Savings common stock.

Solicitation of Proxies

          United Savings will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that Washington Federal and United Savings will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of United Savings and its subsidiaries may solicit proxies from shareholders of United Savings in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

          Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and United Savings will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the United Savings Board of Directors

          The United Savings board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on United Savings’ reasons for the merger described in this document, including Columbia Financial Advisors’ fairness opinion, the board of directors of United Savings believes that the merger is in the best interests of United Savings’ shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — United Savings’ Reasons for the Merger” beginning on page 18.

THE MERGER

          The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

          Under the terms and conditions set forth in the merger agreement, United Savings will be merged with and into Washington Federal Savings. At the effective time of the merger, each share of common stock of United Savings, par value $10.00 per share, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of a United Savings shareholder, be converted into the right to receive $1,595.09 in cash, without interest, or a number of whole shares of Washington Federal common stock determined by dividing $1,595.09 by the average closing price of the Washington Federal common stock during the 15 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest.

          United Savings shareholders will have the opportunity to elect the form of consideration to be received for all shares of United Savings common stock held by them, subject to the allocation procedures set forth in the merger agreement which are intended to ensure that at least 45% and not more than 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash. In addition, under certain circumstances, United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock will be converted into the right to receive solely the cash considerations regardless of the election of stock or cash considerations by United Savings shareholders. Shares of United Savings common stock held by United Savings shareholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

          In March 2003, the Chief Executive Officer of Washington Federal approached Mr. Derek Chinn, the president and chief executive officer of United Savings, about a possible merger with United Savings. Mr. Chinn shared this information with Mr. David Wong, a director of United Savings, and Ms. Karen Wong, corporate counsel to United Savings. After further deliberations by this group, Mr. Chinn replied to Washington Federal that United Savings would be receptive to a proposal provided the parties were able to agree on the merger consideration.

          On March 18, 2003, United Savings engaged the law firm of Graham & Dunn PC to advise the board of directors and assist in negotiations.

          On March 31, 2003, Washington Federal presented a revised term sheet to Mr. Chinn. Mr. Chinn shared the term sheet with Mr. Wong, Ms. Wong and Mr. Robert Zirk, the Chief Operating Officer of United Savings, and then went to Washington Federal to renegotiate several points.

          On April 15, 2003, the United Savings board of directors retained the services of Columbia Financial Advisors to advise United Savings on the structure and fairness of the proposed transaction and the various strategic options available to United Savings. On April 15, 2003, the United Savings board of directors directed United Savings management, with the aid of Graham & Dunn as United Savings’ legal counsel, to negotiate a merger agreement with Washington Federal.

          On April 17, 2003, negotiations with Washington Federal ensued and resulted in a revised proposal that was reviewed by Mr. Chinn, Mr. Wong, Ms. Wong and Mr. Zirk. These changes were then incorporated into the merger agreement.

          On May 19, 2003, the United Savings board of directors carefully considered the consideration offered by Washington Federal, including the nature, value and prospects for future appreciation and liquidity of the shares of Washington Federal common stock to be received by United Savings shareholders in the proposed merger. A report from a financial point of view regarding the fairness of the transaction was presented by Columbia Financial Advisors. The United Savings board of directors, along with its legal counsel, Graham & Dunn, and financial advisor, Columbia Financial Advisors, reviewed the merger agreement and considered the potential benefit of the proposed merger to United Savings and its shareholders, taking into account the financial and valuation analyses of the merger prepared by Columbia Financial Advisors, and the terms of the merger agreement. The terms of the merger were incorporated into a definitive merger agreement that was unanimously approved by the United Savings board of directors at this meeting.

United Savings’ Reasons for the Merger

          United Savings’ board of directors, at its meeting held on May 19, 2003, considered the merger agreement and determined it to be fair, and in the best interests of United Savings and its shareholders, customers and employees. In reaching its determination, the United Savings board of directors consulted with United Savings management, as well as its financial and legal advisors regarding the financial fairness of the merger and the terms of the merger agreement, and considered a number of factors. Listed below are the material factors that United Savings’ board of directors considered in their decision. The United Savings’ board of directors did not assign any specific or relative weight to the factors listed below.

•	The United Savings board of directors’ review of Washington Federal’s business, operations, financial condition and earnings on a historical and prospective basis;

•	The United Savings board of directors’ knowledge and review, based in part on presentations by its financial advisor and United Savings’ management, of: (i) the business, operations, financial condition and earnings of Washington Federal on an historical and prospective basis and of the combined company on a pro forma basis; and (ii) the historical stock price performance of Washington Federal’s common stock, the potential for increased earnings and dividends for United Savings shareholders as shareholders of the combined company, and Washington Federal’s substantial market capitalization;

•	The presentation of Columbia Financial Advisors to the United Savings board of directors on April 15, 2003 and the opinion of Columbia Financial Advisors rendered on May 19, 2003, that, as of such date, the exchange ratio and purchase price pursuant to the merger agreement was fair from a financial point of view to the holders of United Savings common stock;

•	The terms of the merger agreement, including a provision permitting United Savings to choose an all cash transaction if Washington Federal’s average closing price for a specified period is less than $18.00 or greater than $25.00;

•	The current senior management team of United Savings and the need for future management succession if United Savings were to remain independent;

•	The current and prospective economic and competitive environment facing the financial services industry generally, and United Savings in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term, and in being able to capitalize on technological developments which significantly impact industry competition;

•	The general impact that the merger could be expected to have on the constituencies serviced by United Savings, including its customers, employees and communities. In this regard, United Savings noted that the combined company could be expected to offer a more extensive range of financial products and services to United Savings’ existing customers and could provide its customers with the added convenience of access to Washington Federal Savings’ branch system;

•	The expectation that the stock portion of the merger consideration will be tax-free for federal income tax purposes to United Savings and its shareholders; and

•	The common business philosophy and compatibility of the management and staff of United Savings and Washington Federal.

          The United Savings board of directors believes that the merger is in the best interests of United Savings and its shareholders. Accordingly, the United Savings board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” approval of the merger agreement.

Washington Federal’s Reasons for the Merger

          Washington Federal entered into the merger agreement with United Savings because, among other things, Washington Federal believes the merger is consistent with its expansion strategy in the metropolitan area of Seattle, Washington. The acquisition will expand Washington Federal Savings’ banking operations and complement its existing banking network. The United Savings franchise is a natural extension of Washington Federal’s current operations in Seattle, Washington.

Opinion of United Savings’ Financial Advisor

          Columbia Financial Advisors has delivered a written opinion to the United Savings board of directors to the effect that, as of the date of this proxy statement/prospectus, the merger consideration to be received by United Savings common shareholders pursuant to the terms of the merger agreement is fair to such shareholders from a financial point of view. The opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received and does not constitute a recommendation to any United Savings shareholder as to how such shareholder should vote at the special meeting. As of the date of this proxy statement/prospectus, Columbia Financial Advisors has rendered an opinion that the proposal of a 45%-50% common stock and 55%-50% cash exchange transaction with a gross aggregate consideration of $65.0 million (or approximately $1,595.09 per United Savings diluted share) in exchange for the 40,750 shares of United Savings common stock, assuming that all outstanding stock options are exercised prior to closing, is fair from a financial standpoint.

          United Savings retained Columbia Financial Advisors as its exclusive financial advisor pursuant to an engagement letter dated April 8, 2003 in connection with the merger. Columbia Financial Advisors is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The United Savings board of directors selected Columbia Financial Advisors to act as United Savings’ exclusive financial advisor based on Columbia Financial Advisors’ experience in mergers and acquisitions and in securities valuation generally.

          On May 19, 2003, Columbia Financial Advisors issued its opinion to the United Savings board of directors that, in its opinion as investment bankers, the terms of the merger as provided in the merger agreement are fair, from a financial view point, to United Savings and its shareholders. The full text of the Columbia Financial Advisors opinion, which has been updated as of the date of this proxy statement/prospectus and which sets forth the assumptions made, matters considered, and limits on its review, is attached hereto as Annex B. The summary of the Columbia Financial Advisors opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. United Savings shareholders are urged to read the entire Columbia Financial Advisors opinion.

          Review Procedures. In rendering its opinion to United Savings, Columbia Financial Advisors reviewed, among other things, historical financial data of United Savings, certain internal financial data and assumptions of United Savings prepared for financial planning and budgeting purposes furnished by the management of United Savings and, to the extent publicly available, and the financial terms of certain change of control transactions involving Northwest community banks. Columbia Financial Advisors discussed with United Savings’ management the financial condition, current operating results, and business outlook for United Savings. Columbia Financial Advisors also reviewed certain publicly available information concerning Washington Federal and certain financial and securities data of Washington Federal and companies deemed similar to Washington Federal. Columbia Financial Advisors discussed with Washington Federal’s management the financial condition, current operating results, and business outlook for Washington Federal and Washington Federal’s plans relating to United Savings. In rendering its opinion, Columbia Financial Advisors relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of United Savings or Washington Federal nor was it furnished any such appraisals. United Savings did not impose any limitations on the scope of the Columbia Financial Advisors’ investigation in arriving at its opinion.

          Valuation Methods. Columbia Financial Advisors analyzed the total merger consideration on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including net asset value analysis, market value analysis, discounted cash flow analysis and contribution analysis.

          Net Asset Value Analysis. Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among United Savings’ assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by Columbia Financial Advisors to the net asset value approach to valuation.

          Comparable Change of Control Transactions or Market Value Analysis. Market value is generally defined as the price, established on an “arms-length” basis, at which knowledgeable, unrelated buyers and sellers would agree. The “hypothetical” market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to shareholders’ equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

          Columbia Financial Advisors maintains a comprehensive database concerning prices paid for thrifts and banks in the Northwest, particularly Western Washington and Western Oregon banking institutions, during 1995 through 2003. This database provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, this data presents medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of United Savings, Columbia Financial Advisors has considered the market approach and has evaluated price to shareholders’ equity and price to earnings multiples and the price to total assets percentage for transactions involving Western Washington and Western Oregon banking organizations with positive earnings and total assets less than $500 million that sold from January 1, 1998 to March 31, 2003.

          Comparable Sales Multiples. Columbia Financial Advisors calculated a “Merger Consideration-Adjusted Book Value” for United Savings’ March 31, 2003 shareholders’ equity and the estimated June 30, 2003 shareholders’ equity adjusted for the price to shareholders’ equity ratios for a sample of 15 Northwest banking institutions with assets of less than $500 million which sold between January 1, 1997 through April 20, 2003 and a sample of 12 U.S. banking institutions with total assets of less than $500 million which sold between June 1, 2002 and April 20, 2003. The calculations are $2,912.69 and $1,289.90 per share, respectively, for the March 31, 2003 shareholders’ equity for the two samples. For the expected June 30, 2003 shareholders’ equity, the calculations are $2.912.69 and $1,289.90, respectively. For United Savings’ trailing 12 months’ net income, the calculations are $1,570.37 and $1,779.65, respectively, for the two samples.

          Transaction Value as a Percentage of Total Assets. Columbia Financial Advisors calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of shareholders’ equity and earnings. In this instance, a transaction value of $1,595.09 per United Savings share results in a transaction value as a percentage of total assets of 20.79%. The median price as a percentage of total assets for a sample of 15 Northwest banking institutions with assets of less than $500 million which sold between 1997 and 2003 and a sample of 12 U.S. thrift institutions with total assets of less than $500 million which sold between 1998 and 2003 were 24.15% and 13.81%, respectively.

          Discounted Cash Flows or Income Approach. Income approach focuses on future dividends (cash flows) to United Savings shareholders. One method frequently used estimates the present value of an institution’s future earnings or cash flow. The investment or earnings value of any banking organization’s stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using United Savings’ estimates of future growth and an appropriate capitalization or discount rate. Columbia Financial Advisors’ calculations were based on an analysis of the banking industry, United Savings’ earnings estimates for 2003 through 2007, historical levels of growth and earnings, and the competitive situation in United Savings’ market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the “Net Present Value of Future Earnings” provided a range of $43,440,712 to $50,604,678.

          Relative Contribution Value Analysis. Columbia Financial Advisors analyzed certain historical and estimated financial information for United Savings and Washington Federal and the pro forma combined entity resulting from this transaction. The following table shows the percentage contributions of each company to the indicated values to the combined company.

Percentage of Combined Company	United Savings	Washington Federal

Latest 12 Months’ Net Income	2.2%	97.8%
Total Assets at March 31, 2003	4.2	95.8
Total Deposits at March 31, 2003	5.7	94.3
Shareholders’ Equity at March 31, 2003	4.1	95.9

The comparison of 4.1% of the Washington Federal market capitalization (or $63,451,980) and $65,000,000 indicates that the Washington Federal proposal exceeds this measure.

          Summary. When the net asset value, market value, discounted cash flows, and relative contribution value approaches are subjectively weighed, using the appraiser’s experience and judgment, it is Columbia Financial Advisors’ opinion that the proposed transaction is fair, from a financial point of view, to the United Savings shareholders. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Columbia Financial Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in this opinion.

          Pursuant to the terms of its engagement letter, United Savings has agreed to pay Columbia Financial Advisors an estimated completion fee of $77,500 for its fairness opinion and other financial advisory services. In addition, United Savings has agreed to reimburse Columbia Financial Advisors for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Columbia Financial Advisors against certain liabilities.

Merger Consideration and Election and Exchange Procedures

          Upon consummation of the merger, each outstanding share of United Savings common stock (other than any dissenting shares) will be converted into the right to receive $1,595.09 in cash, without interest, or a number of whole shares of Washington Federal common stock determined by dividing $1,595.09 by the average closing price of Washington Federal common stock during a specified period preceding the merger, at the election of each United Savings shareholder and subject to the election, allocation and pro ration procedures set forth in the merger agreement and described below. See “ — Merger Consideration,” “ — Election Procedures” and “ — Allocation Procedures” below. In addition, under certain circumstances, United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by United Savings shareholders. No fractional shares of Washington Federal common stock will be issued in connection with the merger. Instead, Washington Federal will make a cash payment to each United Savings shareholder who would otherwise receive a fractional share.

          The form of the consideration ultimately received by you will depend upon the election, allocation and pro ration procedures described below and the choices of other United Savings shareholders. Accordingly, no guarantee can be given that your choice will be honored.

          Since the tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under “ — Material Federal Income Tax Consequences” commencing on page 36.

          Merger Consideration. The merger agreement provides that each share of United Savings common stock outstanding immediately prior to the effective time of the merger (except for dissenting shares) shall be converted into, and shall be cancelled in exchange for, the right to receive either:

•	cash in an amount equal to $1,595.09, without interest (which is referred to as the per share cash consideration); or

•	a number of shares of Washington Federal common stock equal to the quotient (which is known as the exchange ratio) determined by dividing $1,595.09 by the average share price of the Washington Federal common stock during a specified period preceding the merger (which is referred to as the per share stock consideration), except that cash will be paid for any remaining fractional shares.

          Subject to the paragraph immediately following and as described under “ — Elections” below, you will have the opportunity to elect the form of consideration to be received for all shares of United Savings common stock held by you, subject to allocation and pro ration procedures set forth in the merger agreement which are intended to ensure that at least 45% and not more than 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash.

          United Savings may revise the form of consideration to be received by holders of United Savings common stock under certain circumstances and regardless of the election of stock or cash consideration by United Savings shareholders. If Washington Federal’s average share price is less than $18.00, then United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock immediately prior to the effective time of the merger shall be converted into the right to receive solely $1,595.09. To the extent United Savings does not make such election, each holder of United Savings common stock may elect to receive, subject to the allocation and pro ration procedures set forth below, either:

•	$1,595.09; or

•	a number of whole shares of Washington Federal common stock equal to the quotient determined by dividing $1,595.09 by $18.00.

          In addition, if Washington Federal’s average share price is greater than $25.00 but less than or equal to $30.00, then United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock immediately prior to the effective time of the merger shall be converted into the right to receive solely $1,595.09. Furthermore, if Washington Federal’s average share price is greater than $30.00, then United Savings may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of United Savings common stock immediately prior to the effective time of the merger shall be converted into the right to receive either $1,595.09, or to the extent United Savings does not make such an election and Washington Federal or Washington Federal Savings has publicly announced a merger, consolidation, share exchange or a purchase of all or substantially all of the assets of another significant entity or a person publicly announces a similar transaction with respect to Washington Federal and Washington Federal Savings, then each holder of United Savings common stock may elect to receive, either:

•	$1,595.09; or

•	a number of whole shares of Washington Federal common stock equal to quotient determined by dividing $1,595.09 by $30.00.

          For purposes of the merger agreement and determining the merger consideration, the “average share price” of the Washington Federal common stock means the average of the closing sales prices of a share of Washington Federal common stock, as reported on the Nasdaq National Market, for the 15 trading-day period ending with the close of business on the fifth business day preceding the effective time of the merger.

          Depending on the average share price of Washington Federal common stock prior to the effective time of the merger, under certain circumstances United Savings shareholders who elect to receive shares of Washington Federal common stock in exchange for their shares of United Savings common stock may receive greater or lesser per share merger consideration than shareholders who elect to receive the cash consideration. The following table illustrates the possible variations based on the procedures set forth above:

Washington Federal	Value of Per Share	Value of Per Share	Aggregate Value of Merger
Average Share Price	Stock Consideration (1)	Cash Consideration	Consideration (2)

$17.00	$1,506.54	$1,595.09	$63,195,711
$18.00 to $30.00	$1,595.09	$1,595.09	$65,000,000
$35.00 (3)	$1,860.95	$1,595.09	$70,416,815

(1)      Assumes United Savings does not elect to revise the merger consideration to reflect an all cash transaction, as permitted under certain circumstances.

(2)      Assumes 40,750 shares of United Savings outstanding and that 50% (20,375 shares) of such shares elect the stock consideration and 50% (20,375 shares) of such shares elect the cash consideration.

(3)      Assumes that Washington Federal or Washington Federal Savings has publicly announced a merger, or similar transaction. Pursuant to the terms of the agreement, Washington Federal, Washington Federal Savings or another person must have made a public announcement of a merger, or similar transaction, involving Washington Federal or Washington Federal Savings in order to elect the stock consideration if the average share price of Washington Federal common stock is greater than $30.00.

          The value of the Washington Federal common stock to be received by you will depend on the market price of the Washington Federal common stock prior to the effective time of the merger. The market price of Washington Federal common stock is subject to change at all times based on the future financial condition and operating results of Washington Federal, future market conditions and other factors. The market price of the Washington Federal common stock at the effective time of the merger or at the time that United Savings shareholders who receive Washington Federal common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of the Washington Federal common stock, see “Market for Common Stock and Dividends” on page 43. You are urged to obtain current market prices for the Washington Federal common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

          Elections. Accompanying this proxy statement/prospectus is an election form which will permit you:

•	to elect to receive shares of Washington Federal common stock in exchange for all shares of United Savings common stock held by you, plus cash in lieu of any fractional share interest;

•	to elect to receive cash in exchange for all shares of United Savings common stock held by you;

•	to elect to receive the stock consideration with respect to some of your shares of United Savings common stock and the cash consideration with respect to your remaining shares of United Savings common stock, which is referred to as a “mixed election”; or

•	to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of United Savings common stock.

          Shares of United Savings common stock that elect the stock consideration (including pursuant to a mixed election) are referred to as “stock election shares.” Shares of United Savings common stock that elect the cash consideration (including pursuant to a mixed election) are referred to as “cash election shares.” Shares of United Savings common stock that make no election are referred to as “no-election shares.”

          If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of United Savings common stock held by you will be designated no-election shares.

          Election Procedures. All elections will be required to be made on the accompanying blue election form. To make an effective election with respect to your shares of United Savings common stock, you must, in accordance with the election form properly complete and return the election form to the exchange agent designated by Washington Federal prior to the election deadline. The election deadline is 5:00 p.m., Pacific time, on the day that the special meeting is first convened, or August 22, 2003.

          You should not return your United Savings stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Washington Federal, United Savings or any other party until you have received the letter of transmittal, which will be sent to you after we complete the merger.

          If you have a particular preference as to the form of consideration to be received for your shares of United Savings common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which no election was made. Neither the United Savings board of directors nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration, the stock consideration or a combination thereof in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “ — Material Federal Income Tax Consequences” beginning on page 36.

          Allocation Procedures. Your ability to receive all cash or all shares of Washington Federal common stock in exchange for your shares of United Savings common stock in the merger is subject to allocation procedures which are designed to ensure that at least 45% and not more than 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash.

          It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if United Savings shareholders in the aggregate elect to receive more or less of the Washington Federal common stock than Washington Federal has agreed to issue. These procedures are summarized below.

          Pursuant to the merger agreement, the minimum cash consideration shall amount to the product of the aggregate merger consideration, times .50 and the maximum cash consideration shall amount to the product of the aggregate merger consideration times .55. The aggregate merger consideration is defined as $65.0 million in the merger agreement. Pursuant to the terms of the merger agreement, the exchange agent will effect the allocation of the merger consideration among holders of shares of United Savings common stock as follows:

•	If the cash elections total less than the minimum cash consideration, then a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable the minimum cash consideration. This pro ration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

•	If the cash elections total more than the maximum cash consideration, then all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares (excluding shares of United Savings common stock held by dissenting shareholders) will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable the maximum cash consideration. This pro ration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

•	If the cash election shares equal the minimum cash consideration or the maximum cash consideration, then all no election shares will be converted into stock election shares.

•	If the cash elections total more than the minimum cash consideration but less than the maximum cash consideration, then a sufficient number of no-election shares will be converted into cash election shares so that the total cash paid equals as closely as practicable the maximum cash consideration.

          Upon consummation of the merger, any shares of United Savings common stock that are owned by United Savings as treasury stock or that are held directly or indirectly by Washington Federal, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

Procedures for Exchanging of United Savings Common Stock Certificates

          Within five business days after the completion of the merger, the exchange agent (which will be selected by Washington Federal) will mail to each holder of record of shares of United Savings common stock a letter of transmittal and instructions for surrendering certificates representing shares of United Savings common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of United Savings common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for United Savings common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration.

          United Savings shareholders who surrender their stock certificates and complete the letter of transmittal, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in United Savings in accordance with the instructions accompanying the letter of transmittal.

          No stock certificates representing fractional shares of Washington Federal common stock will be issued upon the surrender for exchange of United Savings stock certificates. In lieu of the issuance of any such fractional share, Washington Federal will pay to each former shareholder of United Savings who otherwise would be entitled to receive a fractional share of Washington Federal common stock an amount in cash determined by multiplying the fraction of a share of Washington Federal common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average share price of Washington Federal common stock.

          If you receive shares of Washington Federal common stock in the merger, you will receive dividends on Washington Federal common stock or other distributions declared after the completion of the merger only if you have surrendered your United Savings stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

          After completion of the merger, no transfers of United Savings common stock issued and outstanding immediately prior to the completion of the merger will be allowed. United Savings stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

          Washington Federal will only issue a Washington Federal stock certificate in a name other than the name in which a surrendered United Savings stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of United Savings common stock formerly represented by such United Savings stock certificate, and show that you paid any applicable stock transfer taxes.

          As noted above, you should not send your stock certificate to Washington Federal, United Savings, or any other party until you have received the letter of transmittal, which will be sent to you after the merger. However, if you cannot locate your certificate, please contact Joan Kuhlmeier at (206) 264-2324, to make suitable arrangements in advance of the closing of the merger and the exchange of stock certificates.

          If your United Savings stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Washington Federal stock certificate to which you may be entitled.

Conditions to the Merger

          Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	the holders of a majority of the shares of United Savings common stock present, in person or by proxy, at the special meeting must have approved the merger agreement;

•	all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Washington Federal’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Washington Federal, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•	the registration statement of Washington Federal, of which this document is a part, must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

•	the shares of Washington Federal common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq National Market (or on any securities exchange on which the Washington Federal common stock may then be listed); and

•	each of Washington Federal and United Savings must have received an opinion of Patton Boggs LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, provided that if United Savings elects to revise the merger consideration to reflect an all cash transaction, then the parties will waive this condition.

          In addition to the foregoing conditions, the obligation of Washington Federal and Washington Federal Savings to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Washington Federal:

•	the representations and warranties of United Savings in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of United Savings will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on United Savings;

•	United Savings must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	Washington Federal must have received a certificate from specified officers of United Savings with respect to compliance with the foregoing conditions to the obligations of Washington Federal;

•	United Savings must have total consolidated shareholders’ equity of not less than $42.39 million, total consolidated assets of not less than $300.0 million and total consolidated deposits of not less than $250.0 million, as of the effective date of the merger;

•	each director and executive officer of United Savings shall have executed and delivered a shareholder agreement with Washington Federal Washington Federal Savings (see “ — Shareholder Agreements” on page 40);

•	Derek Chinn, David Wong and Karen Wong each shall have executed and delivered a severance and noncompetition agreement and each non-employee director of United Savings shall have executed and delivered a noncompetition agreement, the forms of which have been agreed to by the parties;

•	dissenting shares shall not represent 10% or more of the outstanding United Savings common stock;

•	each holder of a vested United Savings stock option shall have exercised his or her option prior to the effective time of the merger such that no United Savings stock options are outstanding as of the effective time of the merger;

•	neither United Savings nor any governmental authority shall have received any complaints as to United Savings’ Community Reinvestment Act compliance from the date of the merger agreement through the effective date of the merger;

•	United Savings shall have written-down or written-off all of the assets and liabilities set forth in the merger agreement as of the effective date of the merger; and

•	Washington Federal shall have received such certificates of United Savings’ officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Washington Federal may reasonably request.

          In addition to the other conditions set forth above, the obligation of United Savings to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by United Savings:

•	the representations and warranties of Washington Federal and Washington Federal Savings in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Washington Federal and Washington Federal Savings will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Washington Federal or Washington Federal Savings;

•	Washington Federal and Washington Federal Savings must have performed in all material respects all obligations required to be performed by them at or prior to consummation of the merger;

•	United Savings must have received a certificate from specified officers of Washington Federal and Washington Federal Savings with respect to compliance with the foregoing conditions to the obligations of United Savings;

•	Washington Federal and Washington Federal Savings must have executed and delivered severance and noncompetition agreements for Derek Chinn, David Wong and Karen Wong, the forms of which have been agreed to by the parties; and

•	United Savings shall have received such certificates of Washington Federal’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as United Savings may reasonably request.

          Under the terms of the merger agreement, a material adverse effect on either Washington Federal or United Savings is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to savings institutions or their holding companies generally;

•	changes in general economic conditions affecting savings institutions and their holding companies generally;

•	modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with them, in each case in accordance with United States generally accepted accounting principles; and

•	with respect to United Savings only, the effects of any action or omission taken with the prior consent of Washington Federal or as otherwise contemplated by the merger agreement.

Regulatory Approvals

          Consummation of the merger is subject to receipt of certain regulatory approvals.

          Office of Thrift Supervision. The parties currently intend to merge United Savings with and into Washington Federal Savings. The merger is subject to the prior approval of the Office of Thrift Supervision (“OTS”) under the Home Owners’ Loan Act. Washington Federal Savings has filed an application with the OTS to obtain prior approval of the merger. In reviewing applications under the Home Owners’ Loan Act, the OTS considers:

•	the effect of the transaction upon competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods; and

•	the convenience and needs of the community served.

          The OTS will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•	whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

          Any transaction approved by the OTS may not be completed until 30 days after the OTS’ approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the OTS and the U. S. Department of Justice, the waiting period may be reduced to 15 days.

          State Approvals. The merger is also subject to the prior approval of the Washington State Department of Financial Institutions (“DFI”). Under Washington law, it is unlawful to acquire control of a Washington-chartered savings association until 30 days after the date of filing an application with the director of the DFI. Washington Federal has filed an application with the DFI.

          Status of Applications and Notices. Washington Federal, Washington Federal Savings and United Savings have filed all required applications with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Washington Federal that had such condition or requirement been known, Washington Federal, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Washington Federal may elect not to consummate the merger. See “ — Conditions to the Merger” beginning on page 26.

Business Pending the Merger

          The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex A hereto, are briefly described below.

          Pending consummation of the merger, United Savings may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Washington Federal:

•	conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Washington Federal the goodwill of the customers of United Savings and its subsidiaries and others with whom business relations exist;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire such stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

•	declare any dividend on its capital stock, other than the capital distribution provided for in the merger agreement (see “ — Capital Distribution”);

•	amend its or any of its subsidiaries’ articles of incorporation and bylaws (or equivalent documents);

•	hire any person as an employee unless hired to satisfy existing contractual obligations or fill a vacancy, provided that such person’s salary is less than $25,000 on an annual basis;

•	take specified actions with respect to its business, with certain exceptions, including without limitation, enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures in excess of $5,000 individually or $25,000 in the aggregate; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into new businesses; change its principal policies; enter into derivatives contracts; incur indebtedness (other than various forms of short-term indebtedness); make certain real estate investments; make or modify loans outside of the ordinary course; or acquire any debt security or equity other than federal funds or short-term U.S. Government securities;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, subject to United Savings’ right to revise the merger consideration to reflect an all cash transaction;

•	take any action that would result in (1) any of the representations and warranties of United Savings not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	agree to do any of the foregoing.

          The merger agreement also provides that pending consummation of the merger, Washington Federal may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of United Savings:

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, subject to United Savings’ right to revise the merger consideration to reflect an all cash transaction;

•	take any action that would result in (1) any of the representations and warranties of Washington Federal not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	agree to do any of the foregoing.

Board of Directors’ Covenant to Recommend the Merger Agreement

          Pursuant to the merger agreement, the United Savings board of directors is required to recommend that United Savings shareholders approve the merger agreement at all times prior to and during the meeting of United Savings shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the United Savings board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of United Savings to comply with their fiduciary duties to the United Savings shareholders under applicable law, provided that any such action in connection with an “acquisition proposal” must comply with the requirements described under “ — No Solicitation” below.

No Solicitation

          The merger agreement provides that neither United Savings nor any of its subsidiaries shall, and that United Savings shall direct and use its reasonable best efforts to cause its and each of its subsidiaries’ directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an “acquisition proposal,” which is defined to mean any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving United Savings or any of its subsidiaries, or any purchase of all, or substantially all, of the assets of United Savings or any of its subsidiaries, or more than 10% of the outstanding equity securities of United Savings (any such proposal or offer is hereinafter referred to as an “acquisition proposal”).

          In addition, the merger agreement provides that neither United Savings nor any of its subsidiaries shall, and that United Savings shall direct and use its reasonable best efforts to cause its and each of its subsidiaries’ directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents United Savings or its board of directors from:

•	complying with its disclosure obligations under federal or state law;

•	providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the United Savings board of directors receives from the person so requesting such information an executed confidentiality agreement;

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	recommending such an acquisition proposal to the shareholders of United Savings,

if and only to the extent that in each of the last three cases referred to above, (1) the United Savings board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the United Savings board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to United Savings’ shareholders from a financial point of view than the merger with Washington Federal. An acquisition proposal which is received and considered by United Savings in compliance with these requirements is referred to as a “superior proposal.” United Savings is required to notify Washington Federal immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, United Savings or any of its representatives.

Representations and Warranties of the Parties

          Pursuant to the merger agreement, Washington Federal and United Savings made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex A hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “ — Conditions to the Merger” beginning on page 26.

Capital Distribution

          The merger agreement provides that to the extent United Savings has total consolidated shareholders’ equity in excess of $42.39 million as of the effective date of merger, the excess equity will be distributed to United Savings shareholders following the completion of the merger and subject to various reporting and dispute resolution procedures.

Effective Time of the Merger

          The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington and the DFI and the filing of articles of combination with the OTS pursuant to OTS regulations, unless a different date and time is specified as the effective time in such documents. The articles of merger and the articles of combination will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Washington Federal after such satisfaction or waiver, which is no later than the later of (A) five business days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or on such other date as Washington Federal and United Savings may mutually agree upon.

          A closing will take place immediately prior to the effective time of the merger or on such other date as Washington Federal and United Savings may mutually agree upon.

Amendment of the Merger Agreement

          To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of United Savings, except that after shareholders of United Savings have approved the merger agreement no amendment or supplement which by law requires further approval by the shareholders of United Savings may be made without obtaining such approval.

Termination of the Merger Agreement

          The merger agreement may be terminated:

•	by mutual consent of the parties;

•	by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

•	by either Washington Federal or United Savings if the merger is not consummated by October 31, 2003, unless the failure to consummate the merger is due to a breach by (1) the party seeking such termination of its obligations under the merger agreement or (2) any director or executive officer of United Savings (to the extent United Savings is seeking to terminate) through such director’s or executive officer’s breach of his respective shareholder agreement;

•	by either party if any required regulatory approvals for consummation of the merger is not obtained;

•	by either party if the shareholders of United Savings do not approve the merger agreement at a meeting of the shareholders of United Savings duly called for such purpose;

•	by Washington Federal, prior to the special meeting, if United Savings shall have breached the covenants described under “ — No Solicitation” on page 31, the United Savings board of directors shall have failed to recommend that the shareholders of United Savings approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Washington Federal, or United Savings breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement;

•	by Washington Federal if a third party commences a tender offer or exchange offer for 20% or more of the outstanding United Savings common stock and the board of directors of United Savings recommends that United Savings shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period;

•	by United Savings at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement and under “— No Solicitation” beginning on page 31, which has been received and considered by United Savings in compliance with the applicable terms of the merger agreement, provided that United Savings has notified Washington Federal at least five business days in advance of any such termination and given Washington Federal the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the United Savings board of directors; and

•	by Washington Federal if the remediation cost for certain real estate currently owned by United Savings is determined by the parties to be reasonably likely to result in United Savings not satisfying its minimum total shareholders’ equity of $42.39 million as of the effective date of the merger.

Termination Fee

          The merger agreement provides that United Savings must pay Washington Federal a $2.0 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by Washington Federal for any of the reasons described in the sixth or seventh bullet points in the first paragraph under “— Termination of the Merger Agreement” on page 32, or by United Savings for the reasons described in the eighth bullet point in such section, United Savings must pay the termination fee to Washington Federal concurrently with the termination of the merger agreement; or

•	if (x) the merger agreement is terminated by Washington Federal pursuant to the second bullet point in the first paragraph under “— Termination of the Merger Agreement” on page 32 or by either Washington Federal or United Savings because the shareholders of United Savings have not approved the merger agreement as required, or by either Washington Federal or United Savings because the merger has not been consummated by October 31, 2003 (other than due to a breach by the terminating party), and in the case of any termination referenced in such bullet point, an “acquisition proposal” (as defined under “— No Solicitation” on page 31) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of United Savings (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of United Savings vote on the merger agreement or the date of termination of the merger agreement, as applicable and (y) within 18 months after such termination, United Savings or a United Savings subsidiary enters into an agreement with respect to an acquisition proposal or consummates a transaction which is the subject of an acquisition proposal, then United Savings shall pay to Washington Federal the termination fee on the date of execution of such agreement or consummation of a transaction which is the subject of an acquisition proposal, as applicable, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of the merger agreement, the termination fee shall be payable by United Savings to Washington Federal only upon consummation of a transaction which is the subject of an acquisition proposal, regardless whether such consummation occurs within 18 months after termination of the merger agreement.

          Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Washington Federal.

          If United Savings fails to timely pay the termination fee to Washington Federal, United Savings will be obligated to pay the costs and expenses incurred by Washington Federal to collect such payment, together with interest.

Interests of Certain Persons in the Merger

          When you are considering the recommendation of United Savings’ board of directors with respect to approving the merger agreement and the merger, you should be aware that United Savings directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of United Savings. The United Savings board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

          Severance and Noncompetition Agreements. A condition to the parties’ obligation to consummate the merger is that each of Derek Chinn, David Wong and Karen Wong enter into a severance and noncompetition agreement with Washington Federal, Washington Federal Savings and United Savings. Derek Chinn serves as United Savings’ president and chief executive officer. David Wong currently serves as a director of United Savings. Karen Wong currently serves as corporate counsel of United Savings. Messrs. Chinn and Wong and Ms. Wong are referred to as the “executives.” Under the proposed severance and noncompetition agreement, the executives have agreed to certain restrictions regarding their employment and business activities. For example, the executives have agreed not to, for a period of five years from the effective time of the merger, (a) disclose or use any confidential and proprietary information relating to United Savings, (b) manage, operate or control any competing business (as defined below), (c) induce or influence any customer or other person to discontinue or reduce their business with Washington Federal Savings, or (d) solicit employees of Washington Federal Savings. In consideration for agreeing to these restrictions, the executive officers will each receive a cash payment. Although the individual cash payments have not been determined at this time, the aggregate amount of the cash payments to the executive officers under their severance and noncompetition agreements will not exceed $1.15 million. Additionally, the severance and noncompetition agreements to be entered into with David Wong and Karen Wong shall provide that they will be entitled to continue coverage under Washington Federal’s medical insurance program as provided by Consolidated Omnibus Budget Reconciliation Act and as provided to other employees of United Savings, with such coverage to be provided at the executive’s expense.

          For purposes of the severance and noncompetition agreements, a competing business is defined as any business, enterprise or other entity that as one of its businesses or activities, is engaged in the business of banking (including, without limitation, the acceptance of deposits and the making of loans) or a permitted non-banking activity in which United Savings is directly or indirectly engaged within the counties of King and Pierce in the State of Washington.

          Director of Washington Federal and Washington Federal Savings. Effective upon consummation of the merger, Derek Chinn will be appointed as a director to the boards of directors of Washington Federal and Washington Federal Savings.

          Indemnification. United Savings’ directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in United Savings’ articles of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, Washington Federal agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of United Savings or any of its subsidiaries, as applicable, determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of United Savings or any of its subsidiaries or is or was serving at the request of United Savings or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the articles of incorporation and bylaws of United Savings or equivalent documents of any United Savings subsidiary, as applicable, or any agreement, arrangement or understanding disclosed by United Savings to Washington Federal pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

          Sale of Property. As a result of the merger, Washington Federal will acquire a commercial rental property that is currently owned by United Savings. Washington Federal has determined that it does not wish to retain the rental property, as it does not fit Washington Federal’s business strategy. Washington Federal has agreed to negotiate with David Wong, a director of United Savings, with respect to the possible sale to him and his spouse, Karen Wong, corporate counsel to United Savings, of the rental property. No final agreement has been reached. The sale of the rental property, if it occurs, will occur after the closing of the merger.

          Other than as set forth above, no director or executive officer of United Savings has any direct or indirect material interest in the merger, except insofar as ownership of United Savings common stock might be deemed such an interest. See “Certain Beneficial Owners of United Savings Common Stock” beginning on page 34.

Certain Employee Matters

          The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

          As soon as administratively practicable after the effective time of the merger, Washington Federal will take all reasonable action so that employees of United Savings and its subsidiaries will be entitled to participate in the Washington Federal employee benefit plans of general applicability to the same extent as similarly-situated employees of Washington Federal and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Washington Federal employee benefit plans, Washington Federal will recognize years of service with United Savings and its subsidiaries to the same extent as such service was credited for such purpose by United Savings.

          If employees of United Savings or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Washington Federal, Washington Federal will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Washington Federal;

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

•	waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

Resale of Washington Federal Common Stock

          The Washington Federal common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any United Savings shareholder who may be deemed to be an affiliate of Washington Federal for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of United Savings for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Washington Federal or United Savings at the time of the special meeting or (2) Washington Federal at or after the effective time of the merger.

          Rule 145 will restrict the sale of Washington Federal common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of United Savings at the time of the special meeting, provided they are not affiliates of Washington Federal at or following the effective time of the merger, may publicly resell any Washington Federal common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Washington Federal common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Washington Federal as required by Rule 144. Persons who are affiliates of Washington Federal after the effective time of the merger may publicly resell the Washington Federal common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that only one affiliate of United Savings will become an affiliate of Washington Federal after the merger, Mr. Chinn, who will become a director of Washington Federal.

          The ability of affiliates to resell shares of Washington Federal common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Washington Federal’s having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Washington Federal common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus cover any resales of Washington Federal common stock received by persons who may be deemed to be affiliates of Washington Federal or United Savings in the merger.

          United Savings has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Washington Federal a letter agreement intended to ensure compliance with the Securities Act of 1933.

Material Federal Income Tax Consequences

          General. The following is a description of the material federal income tax consequences of the merger, which is based upon the opinion of Patton Boggs LLP, legal counsel to Washington Federal. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. This is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of United Savings common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold United Savings common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this proxy statement/prospectus , without consideration of the particular facts or circumstances of any holder of United Savings common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

          Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

          Each of Washington Federal and United Savings has received an opinion of Patton Boggs LLP, legal counsel to Washington Federal, dated as of the date of this proxy statement/prospectus, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the obligation of Washington Federal and United Savings to complete the merger that Patton Boggs LLP confirms its opinion as of the closing date. Provided, however, should United Savings elect to revise the merger consideration to reflect an all cash transaction as permitted by the merger agreement under certain circumstances, Washington Federal and United Savings will waive the condition that Patton Boggs LLP confirm its opinion as of the closing date of the merger.

          In delivering its opinion, Patton Boggs LLP has relied, and, in delivering its closing opinion, if required, will rely on (1) representations and covenants made by Washington Federal, Washington Federal Savings and United Savings, including those contained in the certain letters of officers of Washington Federal, Washington Federal Savings and United Savings, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement and an assumption that the aggregate fair market value at the effective time of the merger of all of the shares of Washington Federal common stock received by holders of United Savings common stock pursuant to the merger (excluding fractional shares of Washington Federal common stock deemed issued in exchange for shares of United Savings common stock) is at least 43% of the total amount of the merger consideration received by holders of United Savings common stock. In addition, the opinion of Patton Boggs LLP has assumed, and its ability to provide the closing date opinion, if required, will depend on, the absence of changes in existing facts or in applicable law between the date of this proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions are inaccurate, Patton Boggs LLP may not be able to provide the required closing date opinion and/or the tax consequences of the merger could differ from those described in the opinion that Patton Boggs LLP has delivered. The opinion of Patton Boggs LLP neither binds the Internal Revenue Service nor the courts from adopting a contrary position. Neither Washington Federal nor United Savings intends to seek or obtain a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

          The Merger. To the extent the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, none of Washington Federal, Washington Federal Savings and United Savings will recognize any gain or loss as a result of the merger.

          If the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, then the federal income tax consequences of the merger to a United Savings shareholder generally will depend on whether the shareholder receives cash, Washington Federal common stock or a combination thereof in exchange for the shareholder’s shares of United Savings common stock.

•	To the extent United Savings shareholders receive solely Washington Federal common stock in exchange for their shares of United Savings common stock pursuant to the merger, such shareholders will not recognize gain or loss in the exchange. However, if any shareholder receives cash in lieu of a fractional share interest in Washington Federal common stock, the shareholder will be treated as having received a fractional share of Washington Federal common stock in the merger and having immediately exchanged that fractional share for cash in a taxable exchange by Washington Federal. Each shareholder’s tax basis in the Washington Federal common stock actually received in the merger will equal such shareholder’s tax basis in the shares of United Savings common stock surrendered in the exchange, reduced by any amount allocable to a fractional share interest of Washington Federal common stock for which cash is received. The holding period of Washington Federal common stock received in the exchange will include the period during which the shares of common stock of United Savings were held.

•	To the extent United Savings shareholders receive solely cash in exchange for their shares of United Savings common stock pursuant to the merger, such shareholders generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s tax basis for the shares of United Savings common stock surrendered in the exchange. To the extent any United Savings shareholders are treated under the Code as constructive owners of shares of Washington Federal common stock following the merger or own shares of Washington Federal common stock following the merger, any gain recognized by such shareholder may be subject to treatment as a dividend for federal income tax purposes to the extent of the earnings and profits. United Savings shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of United Savings common stock may be treated as a dividend.

•	To the extent United Savings shareholders receive both Washington Federal common stock and cash consideration in exchange for shares of United Savings common stock, such shareholders generally will recognize gain, but not loss, to the extent of the lesser of the amount of gain realized by the shareholder or the amount of cash received by the shareholders in the exchange. Gain recognized by such shareholders will generally be treated as capital gain. However, if the receipt of cash in the exchange is treated as equivalent to the distribution of a dividend under the Code, any such gain will be treated as a dividend to the extent of the earnings and profits. United Savings shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their United Savings common stock may be treated as a dividend.

•	Each shareholder’s tax basis in the Washington Federal common stock received in the merger will equal such shareholder’s tax basis in the shares of United Savings common stock surrendered in the exchange, reduced by any amount allocable to a fractional share interest of Washington Federal common stock for which cash is received and by the amount of any cash consideration received (other than cash in lieu of fractional shares), and increased by the amount of gain recognized by such shareholder in the merger, including any portion of such gain that is treated as a dividend.

          If (i) Patton Boggs LLP cannot provide the required closing date tax opinion, (ii) United Savings and Washington Federal waive the condition to completion of the merger that Patton Boggs LLP provides the required closing date opinion, (iii) the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code and (iv) the merger is otherwise completed in accordance with the terms of the merger agreement whereby United Savings merges into Washington Federal Savings, then United Savings will be deemed to have transferred all of its assets and liabilities to Washington Federal in exchange for cash in a taxable transaction. In such a case, United Savings would recognize gain or loss in an amount equal to the difference between (i) the amount of cash received plus the amount of United Savings liabilities assumed by Washington Federal Savings and (ii) the allocable tax basis of the respective assets of United Savings deemed transferred in the exchange. Immediately after such deemed taxable exchange, United Savings would be deemed to distribute all of its remaining assets to the holders of United Savings common stock in complete liquidation of United Savings. A holder of United Savings common stock would recognize gain or loss on the amount deemed received in the liquidating distribution by United Savings. United Savings would incur liability for the payment of any federal income tax recognized to United Savings and any additional gain recognized to United Savings on its deemed liquidation. The payment of a cash tax liability by United Savings would reduce the amount of consideration available for distribution to the shareholders of United Savings.

          The foregoing tax consequences to the holders of United Savings common stock and to United Savings could be different if Washington Federal’s acquisition of United Savings is consummated in a transaction other than one in which United Savings merges into Washington Federal Savings.

          Cash in Lieu of Fractional Shares. No fractional shares of Washington Federal common stock will be issued in the merger. If the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, a United Savings shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Washington Federal. A United Savings shareholder should generally recognize gain or loss on such a deemed exchange of the fractional share. If the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, a holder of United Savings common stock who receives cash in lieu of a fractional share of Washington Federal common stock will be treated as having received cash in a deemed liquidation of United Savings, as described above.

          Dissenting Shareholders. Holders of United Savings common stock who dissent with respect to the merger, as discussed under “Dissenters’ Rights” beginning on page 40, and who receive cash for their shares of United Savings common stock generally will be treated in the same manner as a holder who exchanges his or her shares of United Savings common stock solely for cash in accordance with the above discussion.

          Backup Withholding. Non-corporate holders of United Savings common stock may be subject to information reporting and backup withholding imposed at a rate of 28% on any cash payments they receive. United Savings shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute
Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United Savings shareholder’s United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

          Reporting Requirements. United Savings shareholders who receive Washington Federal common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

          Recent Tax Law Changes. On May 28, 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”) was enacted into law. It is applicable to sales and exchanges occurring after May 5, 2003. The 2003 Act reduces the 10% and 20% federal tax rates previously applicable to capital gains to 5% and 15%, respectively. These reduced tax rates are applicable to gains on capital assets held for more than one year and are also applicable for purposes of the alternative minimum tax (“AMT”).

          Effective for dividends received in tax years beginning after 2002, dividends received by an individual from a domestic corporation are subject to federal income tax at the same rates generally applicable to capital gains. Prior to the 2003 Act, dividends received by an individual were taxed as ordinary income at rates up to 38.6%. These reduced tax rates also apply for purposes of the AMT.

           Special rules and exclusions apply to the availability of the favorable federal tax rates on dividends where a shareholder does not hold a share of stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date or, in the case of preferred stock, 90 days during the 180-day period beginning 90 days before the ex-dividend date. Generally such dividends are ineligible for the more favorable tax rates.

           Individuals are encouraged to consult with their own tax advisor to determine the federal tax rates applicable to any gain recognized to them in connection with the merger.

Accounting Treatment of the Merger

          The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, United Savings’ assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Washington Federal. Any difference between the purchase price for United Savings and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Washington Federal in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Washington Federal issued after the merger will reflect the results attributable to the acquired operations of United Savings beginning on the date of completion of the merger.

Expenses of the Merger

          The merger agreement provides that each of United Savings and Washington Federal will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing this document will be shared equally between Washington Federal and United Savings.

Listing of the Washington Federal Common Stock

          Washington Federal has agreed to use its reasonable best efforts to cause the shares of Washington Federal common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, or any national securities exchange on which the Washington Federal common stock may then be listed, before the completion of the merger, subject to official notice of issuance.

Shareholder Agreements

          In connection with the execution of the merger agreement, each director and executive officer of United Savings entered into a shareholder agreement with Washington Federal pursuant to which each director and executive officer agreed that at any meeting of the shareholders of United Savings, or in connection with any written consent of the shareholders of United Savings, the director and/or officer shall:

•	appear at such meeting or otherwise cause all shares of United Savings common stock owned by him to be counted as present thereat for purposes of calculating a quorum;

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of United Savings common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the merger;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of United Savings contained in the merger agreement or of the director contained in the shareholder agreement; and

•	against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

          Pursuant to the shareholder agreement, each director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of United Savings common stock owned by him prior to the meeting at which shareholders of United Savings will consider the merger agreement.

          The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Dissenters’ Rights

          General. The following is a brief summary of the rights of holders of United Savings common stock under Chapter 23B.13 of the Washington Business Corporation Act (“WBCA”) to dissent from the merger, receive an appraisal as to the fair value of their shares of United Savings common stock and to receive cash equal to the appraised value of their United Savings common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13, a copy of which is attached to this proxy statement/prospectus as Annex C.

          Under Chapter 23B.13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the United Savings special meeting, the corporation in the notice of the meeting must state that shareholders are or may be entitled to assert dissenters’ rights and include in the notice a copy of the dissenters’ rights statute. This proxy statement/prospectus constitutes notice to the holders of common stock and a copy of the dissenters’ rights statute is attached as Annex C.

          If you are contemplating the possibility of exercising your dissenters’ rights of appraisal in connection with the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. We also encourage you to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters’ rights. United Savings will not give you any notice other than as described in this proxy statement/prospectus as required by Washington law.

          Requirements for Exercising Dissenters’ Rights. To preserve your right to exercise your statutory dissenters’ rights, you must:

•	deliver to United Savings before the special meeting written notice of your intent to exercise your dissenters’ rights of appraisal and demand payment for your shares of United Savings common stock if the merger is completed, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described below under “ — Appraisal Procedures.”

          If you do not satisfy each of the requirements, you cannot exercise dissenters’ rights and, if the merger agreement is approved by United Savings shareholders and the merger occurs, your shares of United Savings common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

          Vote. Your shares must either not be voted at the United Savings special meeting or must be voted against approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of United Savings common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights.

          Notice. Your written notice of your intent to exercise dissenters’ rights must be filed with United Savings at: United Savings and Loan Bank, 601 South Jackson, Seattle, Washington 98114, Attn: Corporate Secretary. It is important that United Savings receive all written notices before the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of United Savings common stock you own, and that you intend to demand cash payment for your United Savings shares if the merger agreement is approved.

          Appraisal Procedures. If the merger agreement is approved by United Savings shareholders, within ten days after the approval, United Savings will send written notice regarding the proper appraisal procedures to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of United Savings common stock must be sent and the date by which certificates must be deposited;

•	the date on which your payment demand must be received by United Savings, which date will not be fewer than 30 nor more than 60 days after the date the written notice is delivered to you;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (May 20, 2003) and requires certification from the person asserting dissenters’ rights of whether or not the date the person acquired beneficial ownership of United Savings common stock was before the date of the first announcement; and

•	a copy of Chapter 23B.13 of the WBCA.

          If you wish to assert dissenters’ rights, you must demand payment, certify that you acquired beneficial ownership of your shares before May 20, 2003, and deposit your United Savings certificates within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your United Savings certificates within the time period set forth in the written notice, you will lose the right to demand appraisal for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

          If United Savings does not consummate the merger within 60 days after the date set for demanding payment, United Savings will return all deposited certificates. If United Savings does not return the deposited certificates within 60 days after the date set, you may notify United Savings in writing of your estimate of the fair value of your United Savings common stock plus the amount of interest due and demand payment of your estimated amount.

          Except as provided below, within 30 days after the later of the effective time of the merger or the receipt by United Savings of a valid demand for payment, United Savings or Washington Federal as successor will remit to each dissenting shareholder who complied with the requirements of Washington law the amount such party estimates to be the fair value of the shareholder’s United Savings common stock, plus accrued interest. United Savings or Washington Federal as successor will include the following information with the payment:

•	financial data relating to United Savings, including: a balance sheet, an income statement, and a statement of changes in shareholders’ equity as of and for a fiscal year not more than sixteen months before the date of payment, and the latest available interim financial statements, if any; an estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

•	an explanation of how the interest was calculated;

•	a brief description of the procedures to be followed by shareholders in demanding supplemental payment if such shareholders are dissatisfied with the estimate of the fair value of the shares; and

•	a copy of Chapter 23B.13 of the WBCA.

          For dissenting shareholders who were not the beneficial owners of their shares of United Savings common stock before May 20, 2003, United Savings or Washington Federal as successor may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment. Payment of the fair value of these after-acquired shares may be conditional upon the dissenting shareholder’s waiver of other rights under Chapter 23B.13 of the WBCA.

          United Savings or Washington Federal as successor will also include in such statement an explanation of how it estimated the fair value of the shares and of how the interest was calculated and a notice of the dissenter’s right to proceed with a judicial determination of the fair value of the shares if such dissenting shareholder is dissatisfied with the estimate of the fair value of the shares.

          If you are dissatisfied with the payment or offer or believe that the interest due is incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify United Savings or Washington Federal as successor in writing, and demand payment of, your estimate of the fair value of your shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by United Savings or Washington Federal as successor of his or her payment demand, Washington law requires that United Savings or Washington Federal as successor commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If United Savings or Washington Federal as successor does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

          The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for their United Savings common stock under the terms of the merger agreement if the merger is consummated. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of United Savings common stock before May 20, 2003 and for which United Savings or Washington Federal as successor withheld payment pursuant to Chapter 23B.13.270 of the WBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders after-acquired shares.

          The court will also determine the costs and expenses of the court proceeding and assess them against United Savings or Washington Federal as successor, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that United Savings or Washington Federal as successor did not substantially comply with the relevant provisions of Chapters 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against United Savings or Washington Federal as successor any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

          A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies United Savings or Washington Federal as successor in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partially dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of United Savings common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent at or before the time they file the notice of intent to demand fair value, and the beneficial owner must do so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

          For purposes of Washington law, “fair value” means the value of United Savings common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Chapter 23B.13.020 of the WBCA, a United Savings shareholder has no right, at law or in equity, to set aside the approval of the merger or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, the articles of incorporation or bylaws of United Savings or was fraudulent with respect to that shareholder or United Savings.

MARKET FOR COMMON STOCK AND DIVIDENDS

          The Washington Federal common stock is traded on the Nasdaq National Market under the symbol “WFSL.” There is not an active and liquid trading market for shares of United Savings common stock.

          As of June 30, 2003, there were 69,648,417 shares of Washington Federal common stock outstanding, which were held by approximately 2,500 holders of record; and as of the record date for the special meeting, there were 40,750 shares of United Savings common stock outstanding, which were held by approximately 133 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

          The following table sets forth during the periods indicated the high and low sales prices of the Washington Federal common stock and as reported on the Nasdaq National Market and the dividends declared per share of Washington Federal common stock.

	Washington Federal

	Market Price		Dividends
			Declared
	High	Low	Per Share

2003
First Quarter	$23.02	$18.77	$.21
Second Quarter	23.92	21.06	.21
Third Quarter (through July 18, 2003)	24.45	23.19	—
2002
First Quarter	$21.41	$18.18	$.20
Second Quarter	23.76	21.39	.20
Third Quarter	24.92	21.85	.21
Fourth Quarter	23.87	19.32	.21
2001
First Quarter	$22.02	$14.88	$.19
Second Quarter	22.31	18.60	.19
Third Quarter	22.52	19.68	.20
Fourth Quarter	22.84	19.06	.20

          The following table shows the closing price per share of the Washington Federal common stock on (1) May 19, 2003, the last trading day preceding public announcement of the merger agreement, and (2)             , 2003, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq National Market. The following table also includes the equivalent price per share of United Savings common stock on those dates. The equivalent per share price reflects the value of the Washington Federal common stock which would be received by United Savings shareholders who receive shares of Washington Federal common stock in the merger based on an assumed exchange ratio of     shares of Washington Federal common stock for each share of United Savings common stock.

	Historical Market
	Value Per Share	Equivalent Market Value Per
Date	Washington Federal	Share of United Savings (1)

May 19, 2003	$22.29	$1,472.25
July 18, 2003	$24.15	$1,595.11

(1)	The equivalent prices per share of United Savings common stock on the indicated dates were determined by multiplying the assumed exchange ratio of 66.5 by the closing price per share of the Washington Federal common stock on the indicated date. The actual exchange ratio will be determined by dividing $1,595.09 by the average closing prices of the Washington Federal common stock during the 15 trading day period ending five business days preceding the effective time of the merger.

          Shareholders are advised to obtain current market quotations for the Washington Federal common stock. The market price of the Washington Federal common stock at the effective time of the merger or at the time shareholders of United Savings who receive Washington Federal common stock in the merger receive certificates evidencing such shares following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT WASHINGTON FEDERAL

General

          Washington Federal is a savings and loan holding company incorporated under the laws of the State of Washington and the parent company of Washington Federal Savings, a federally chartered savings and loan association. Washington Federal had total consolidated assets of approximately $7.3 billion and total consolidated shareholders’ equity of approximately $988 million at March 31, 2003. Washington Federal is subject to regulation by the OTS.

          Washington Federal’s principle asset is all of the capital stock of Washington Federal Savings. Washington Federal Savings’ business consists primarily of attracting savings deposits from the general public and investing these funds in loans secured by first mortgage liens on single-family dwellings, including loans for the construction of such dwellings, and loans on multi-family dwellings. Washington Federal Savings also originates other types of loans for its portfolio and invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. Washington Federal Savings has 114 offices located in Washington, Oregon, Idaho, Arizona, Utah, Nevada and Texas, all of which are fully service branches. In addition, Washington Federal Savings operates a loan production office in Englewood, Colorado.

          Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101. Washington Federal’s telephone number is (206) 624-7930.

Management and Additional Information

          Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Washington Federal is incorporated by reference or set forth in Washington Federal’s annual report on Form 10-K for the year ended September 30, 2002, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Washington Federal at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 54.

INFORMATION ABOUT UNITED SAVINGS

General

          United Savings was organized in 1960 as a Washington-chartered savings and loan association. United Savings operates four retail banking offices, all in the Seattle, Washington metropolitan area. United Savings had total consolidated assets of approximately $315 million, total consolidated deposits of approximately $267 million and total stockholders’ equity of approximately $42.6 million as of March 31, 2003. United Savings’ executive offices are located at 601 South Jackson, Seattle, Washington 98114. United Savings’ telephone number is (206) 624-7581.

          United Savings is a community-oriented bank that provides a range of financial banking services to small and medium-sized businesses and individuals primarily within the Asian communities in Seattle, Washington. United Savings’ lending activities include commercial and residential real estate loans and consumer installment loans. United Savings offers a variety of deposit options, including certificates of deposit, IRAs, money market deposit accounts, savings accounts, commercial demand checking accounts and personal interest-bearing checking accounts.

          United Savings’ primary sources of revenue are interest income from its lending activities and interest earned on its investment of money in federal funds and securities. The major expenses of United Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, office occupancy and other related expenses.

          United Savings is subject to regulation by the Washington State Department of Financial Institutions. United Savings’ deposits are insured by the FDIC up to a maximum of $100,000 for each insured depositor.

          At March 31, 2003, United Savings had 42 full-time equivalent (40 full-time and 4 part-time) employees. None of United Savings’ employees are represented by any collective bargaining unit and employee relations are believed to be good. United Savings is not involved in any litigation matters, either individually or in the aggregate, that are likely to have a material adverse effect on its financial condition.

United Savings Directors and Officers to Serve at Washington Federal

          Mr. Derek Chinn, 55, has served as chairman of the board, president and chief operating officer of United Savings since August 2001. Prior to that, Mr. Chinn was a director and executive vice president of United Savings. Subsequent to the merger, Mr. Chinn will become a director of Washington Federal and Washington Federal Savings.

          In calendar year 2002, Mr. Chinn’s salary was $125,339 (includes director’s fees), his bonus was $55,494 and he received $17,668 in other annual compensation (includes pension/profit sharing, life insurance and the personal use of the company automobile).

          United Savings has not been a party to any transaction or series of transactions in which the amount involved exceeds $60,000 and in which Mr. Chinn had or will have a direct or indirect material interest.

Certain Beneficial Owners of United Savings Common Stock

          The following tables set forth certain information as of the record date for the special meeting regarding (i) each person known by United Savings to own beneficially more than 5% of United Savings’ common stock, (ii) each director of United Savings, (iii) the executive officers of United Savings and (iv) all directors and executive officers of United Savings as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

			Percent of
	Number of Shares		United Savings Common
Name	Owned		Stock Outstanding(1)

Derek L. Chinn, Director, President and Chief Executive Officer	7,374	(2)	18.10%
David Wong, Director	1,000	(3)	2.45
Robert Matsuura, Director	5		*
Victor Cohen, Director	1,025	(4)	2.51
Francis Ma, Director	—		*
Nancy Jang, Director	—		*
Donna MacArthur, Director	—		*
Robert Zirk, Director, Vice President and Chief Operating Officer	590	(5)	1.45
Karen Wong, Corporate Counsel	3,470	(3)	8.51
Joan Kuhlmeier, Vice President of Human Resources	562	(6)	1.38
Sarah Kung, Vice President and Senior Lending Officer	477		1.17

Footnotes on following page

		Percent of
	Number of Shares	United Savings Common
Name	Owned	Stock Outstanding(1)

All directors and executive officers as a group (eight persons)	14,503	35.59
Beneficial Owners of more than 5 percent of total common stock:
Daisy Cohen Exemption Equivalent Trust(7)	2,590	6.36
Letitia S.K. Wong Fong (8)	3,800 (9)	9.32

*	Less than 1%.

(1)	Percentage of beneficial ownership is based on 40,750 shares of common stock outstanding as of July 18, 2003.

(2)	Includes 6,963 shares held directly and 411 shares jointly owned with right of survivorship with Mr. Chinn’s mother, Ruth J. Chinn.

(3)	David Wong is married to Karen Wong and each holds their shares separately and disclaims beneficial ownership in each others shares of United Savings common stock.

(4)	Includes 925 shares held directly and 100 shares jointly owned with right of survivorship with Mr. Cohen’s spouse.

(5)	Includes 590 shares jointly owned with right of survivorship with Mr. Zirk’s spouse.

(6)	Includes 522 shares held directly and 40 shares owned jointly with right of survivorship by Ms. Kuhlmeier’s grandchildren.

(7)	The address of the Daisy Cohen Exemption Equivalent Trust is c/o J. Stephen Funk, Trustee, 1002-109th Avenue SE, Bellevue, WA 98004.

(8)	The address of Letitia S. K. Wong Fong is 8110 SE 70th, Mercer Island, WA 98040.

(9)	Includes 1,654 shares held directly and 2,146 shares owned by Mrs. Fong’s children.

DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK

          Washington Federal is authorized to issue up to 100,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. The capital stock of Washington Federal does not represent or constitute a deposit account and is not insured by the FDIC.

          The following description of the Washington Federal capital stock does not purport to be complete and is qualified in all respects by reference to Washington Federal’s restated articles of incorporation and bylaws and the WBCA.

Washington Federal Common Stock

          Each share of Washington Federal common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of Washington Federal common stock are entitled to receive dividends as may be declared by the Washington Federal board of directors out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of Washington Federal available for distribution after the payment of creditors. Holders of Washington Federal common stock have no preemptive rights to subscribe for any additional securities of any class that Washington Federal may issue, nor any conversion, redemption or sinking fund rights. Holders of Washington Federal common stock have the right to cumulate votes in the election of directors. The rights and privileges of holders of Washington Federal common stock are subject to any preferences that the Washington Federal board of directors may set for any series of Washington Federal preferred stock that Washington Federal may issue in the future.

Washington Federal Preferred Stock

          Under Washington Federal’s articles of incorporation, Washington Federal may issue shares of Washington Federal preferred stock in one or more series, as may be determined by the Washington Federal’s board of directors. The Washington Federal board of directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any Washington Federal preferred stock issued will rank senior to Washington Federal common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Washington Federal, or both. In addition, any shares of Washington Federal preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Washington Federal preferred stock, or merely the existing authorization of the Washington Federal board of directors to issue shares of Washington Federal preferred stock, may tend to discourage or impede a merger or other change in control of Washington Federal. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of Washington Federal. No shares of preferred stock are currently outstanding.

Transfer Agent

          The transfer agent and registrar for the Washington Federal common stock is ChaseMellon Shareholder Services, L.L.C.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

          When the merger becomes effective, shareholders of United Savings who receive shares of Washington Federal common stock in exchange for their shares of United Savings common stock will become shareholders of Washington Federal. The following is a summary of material differences between the rights of holders of Washington Federal common stock and holders of United Savings common stock

          The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Washington Federal common stock and holders of United Savings common stock. This summary is intended to provide a general overview of the differences in shareholders’ rights under applicable law and the governing corporate instruments of Washington Federal and United Savings, and other known material differences. Washington Federal is a Washington corporation incorporated under the WBCA and United Savings is a Washington-chartered savings and loan association subject to Washington law.

Authorized Capital Stock

          Washington Federal. Washington Federal’s authorized capital stock consists of 100,000,000 shares of Washington Federal common stock and 5,000,000 shares of Washington Federal preferred stock. Washington Federal’s restated articles of incorporation authorize Washington Federal’s board of directors to issue shares of Washington Federal preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Washington Federal preferred stock in each series. As of June 30, 2003, there were 69,648,417 shares of Washington Federal common stock outstanding. No shares of Washington Federal preferred stock were issued and outstanding as of that date.

          United Savings. United Savings’ authorized capital stock consists solely of 1,000,000 shares of United Savings common stock, par value $10.00 per share and 1,000,000 shares of United Savings preferred stock. United Savings’ restated articles of incorporation authorize United Savings’ board of directors to issue shares of United Savings’ preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of United Savings preferred stock in each series. As of July 18, 2003, there were 40,750 shares of United Savings common stock outstanding. No shares of United Savings preferred stock were issued and outstanding as of that date.

Issuance of Capital Stock

          Washington Federal. Under the restated articles of incorporation of Washington Federal and the Washington Business Corporation Act, which is referred to as the WBCA, Washington Federal may issue shares of Washington Federal capital stock and rights or options for the purchase of shares of capital stock of Washington Federal on such terms and for such consideration as may be determined by the Washington Federal board of directors. Neither the WBCA nor Washington Federal’s restated articles of incorporation and bylaws require shareholder approval of any such actions. However, Washington Federal is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as Washington Federal, with securities which are traded on the Nasdaq National Market, to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Washington Federal also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Washington Federal capital stock do not have preemptive rights with respect to any shares of Washington Federal capital stock which may be issued.

          United Savings. Under the WBCA, United Savings may issue shares of United Savings common stock and rights or options for the purchase of shares of common stock of United Savings on such terms and for such consideration as may be determined by the United Savings board of directors. Neither the WBCA nor United Savings’ articles of incorporation and bylaws require shareholder approval of any such actions. United Savings may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of United Savings common stock do not have preemptive rights with respect to any shares of United Savings common stock which may be issued.

Voting Rights

          Washington Federal. Each holder of Washington Federal common stock is entitled to one vote for each share held of record. Shareholders of Washington Federal are permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the shareholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected.

          United Savings. Each holder of United Savings common stock is entitled to one vote for each share held of record and may not cumulate votes.

Number and Election of Directors

          Washington Federal. Washington Federal’s bylaws provide for a board of directors having not less than five nor more than 15 members, which may be increased or decreased by a vote of a majority of the board of directors. Currently, Washington Federal’s board of directors consists of eight directors. Washington Federal’s board of directors is divided into three classes, with directors serving staggered three-year terms.

          United Savings. United Savings’ bylaws provide for a board of directors consisting of seven to 11 members as fixed from time to time by resolution of the United Savings board of directors. Under Washington law, a majority of United Savings’ directors must not be officers or employees of United Savings. Currently, United Savings’ board of directors consists of eight directors. The United Savings board of directors is divided into three classes, with directors serving staggered three-year terms.

          Under Washington law applicable to savings and loan associations, a person may not be a director of an association if he or she has been adjudicated bankrupt or has taken the benefit of any assignment for the benefit of creditors or has suffered a judgment recovered against him or her for a sum of money to remain unsatisfied of record or unsuperseded on appeal for a period of more than three months. In addition, to be eligible to hold the position of director of an association, a person must have savings and/or stock in the sum of at least $1,000.00. Such minimum amount cannot be reduced by withdrawal or by pledge for a loan or in any other manner, so long as the person remains a director of the association.

Removal of Directors

          Washington Federal. Under Washington Federal’s articles of incorporation, Washington Federal directors may be removed only for cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a meeting of stockholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

          United Savings. United Savings’ articles of incorporation and bylaws and Washington law governing savings and loan associations are silent as to removal of directors.

Vacancies of Directors

          Washington Federal. Under Washington Federal’s bylaws, any vacancy occurring on the board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. Each director so chosen shall hold office until the next stockholders’ meeting at which directors are elected.

          United Savings. Any vacancy on the board of directors may be filled by a vote of shareholders at the next annual meeting, or a special meeting called for such purpose. Other than vacancies arising out of newly created directorships, the board of directors may fill vacancies on the board of directors, any such appointees will serve until the next annual meeting.

Indemnification

          Washington Federal’s bylaws and United Savings’ articles of incorporation and bylaws each provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of the State of Washington.

Dividends and Other Distributions

          Washington Federal. The WBCA prohibits a corporation from making any distributions to shareholders, including the payment of cash dividends, if such distribution would render it unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Washington Federal is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of Washington Federal to pay distributions to the holders of its common stock will depend, however, to a large extent upon the amount of dividends Washington Federal Savings, which is subject to restrictions imposed by bank regulatory authorities, pays to Washington Federal. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the board of directors of Washington Federal.

          United Savings. Washington law provides that a savings and loan association may not pay dividends until the association has met the net worth and federal insurance requirements of the Federal Savings and Loan Insurance Corporation. In addition, no dividend may be paid for any period in which the association has not declared and paid interest on deposits eligible to receive interest. United Savings is also subject to the restrictions on dividends set forth in the WBCA and as described in the preceding paragraph.

Amendments to Articles of Incorporation and Bylaws

          Washington Federal. Under the WBCA, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action. Other amendments, to the articles of incorporation generally must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should not make such recommendation to the stockholders and communicates the basis for its determination to the stockholders with the amendment. Under the WBCA, amendments to a public corporation’s articles of incorporation must generally be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote unless another proportion is specified (i) in the articles of incorporation, (ii) by the board of directors as a condition to its recommendation, or (iii) by other provisions of the WBCA. Washington Federal’s articles of incorporation provide that no amendment of the articles of incorporation shall be made unless it is first approved by the board of directors by the affirmative vote of a majority of the directors then in office and subsequently approved by a majority of the shares entitled to vote generally in an election of directors, to the extent required by the WBCA.

          Under Washington law, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the articles of incorporation or the WBCA reserve this power exclusively to the shareholders in whole or in part (the articles of incorporation of Washington Federal do not do so) or if the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. A corporation’s shareholders may amend or repeal the bylaws, or adopt new bylaws. Washington Federal’s bylaws authorize Washington Federal’s board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The bylaws also may be amended by the affirmative vote of the holders of a majority of the votes cast by stockholders of Washington Federal at a meeting of stockholders.

          United Savings. Under Washington law applicable to savings and loan associations, the stockholders of United Savings may amend the articles of incorporation by a majority vote of the members present at any meeting called for such purpose. Proposed amendments of the articles of incorporation must be submitted to the director of the DFI at least 30 days prior to the meeting of stockholders. The amended articles must be filed with the director of the DFI and are subject to the approval procedures of the DFI.

          Under Washington law, United Savings’ bylaws may be amended by the stockholders by a majority vote of the stockholders present at a meeting called for such purpose or by the directors of United Savings by a two-thirds majority vote. Amendments of the bylaws become effective after being adopted by the board of directors or the stockholders.

Notice of Shareholder Meetings

          Washington Federal. In accordance with Washington law, Washington Federal’s bylaws provide that a written notice of the time and place, and in the case of a special meeting, the purpose, of the meeting must be given to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. Notice of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of Washington Federal’s assets other than in the regular course of business or the dissolution of Washington Federal must be given not less than 20 nor more than 60 days prior to the date of the meeting.

          United Savings. United Savings’ bylaws provide that written notice of the date, time, place and purposes of the meeting of shareholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Special Meetings of Shareholders

          Washington Federal. Under the WBCA, a special meeting of the shareholders may be called by a corporation’s board of directors, the persons authorized to do so in the corporation’s articles of incorporation or bylaws or, unless limited or denied by a corporation’s articles of incorporation, by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. The articles of incorporation of Washington Federal provide that special meetings of shareholders can only be called by (i) the board of directors; (ii) the Chairman of the board of directors; (iii) the President; or (iv) a written demand of holders of not less than one-tenth of all of the outstanding capital stock of Washington Federal entitled to vote at the meeting.

          United Savings. Pursuant to United Savings’ articles of incorporation, special meetings of the shareholders may be called at any time by the board of directors, but may not be called by any other person or persons.

Shareholder Nomination and Shareholder Proposals

          Washington Federal. Washington Federal’s bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed and received by the secretary of Washington Federal not later than 90 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in Washington Federal’s bylaws. Washington Federal’s bylaws provide that stockholders of Washington Federal may nominate one or more persons for election as director only if such nominations are made in writing and delivered or mailed to the secretary of Washington Federal not later than (1) 90 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting of stockholders, and (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth information concerning the nominee, the nominating stockholder and the other information specified in Washington Federal’s bylaws.

          In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Washington Federal at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the Exchange Act rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Washington Federal begins to print and mail its proxy materials.

          United Savings. United Savings’ articles of incorporation provide that nominations for the election of directors and proposals to be considered at any meeting of shareholders, other than those made by the board of directors, must be made in writing and received by the secretary of United Savings not less than 14 days nor more than 60 days prior to the meeting. However, if notice of the meeting is mailed to shareholders less than 21 days before the meeting, such nominations or proposals must be received by the secretary of United Savings not later than the close of business on the seventh day following the day on which the notice was mailed.

Shareholder Action Without a Meeting

          Washington Federal. Under the WBCA, action by the shareholders of a public company may be taken without a meeting only if written consents approving the action are signed by all shareholders entitled to vote on the action and delivered to the corporation.

          United Savings. United Savings’ bylaws provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by unanimous written consent of the shareholders who would be entitled to vote on the action.

Mergers, Share Exchanges and Sales of Assets

          Washington Federal. Under the WBCA, the following must be approved by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group: (i) merger, (ii) a share exchange, (iii) sale of all, or substantially all, of a corporation’s assets, other than in the ordinary course of business and (iv) a dissolution. A corporation may provide for lower voting requirements for these fundamental actions, provided that the minimum vote requirement may not be below a majority of all votes entitled to be cast. Approval of a merger by the stockholders of the surviving corporation is not required if:

•	the articles of incorporation of the surviving corporation will not differ, except for certain ministerial amendments, from its articles of incorporation prior to the merger;

•	each shareholder of the surviving corporation prior to the merger will hold the same shares after the merger; and

•	the number of shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed the total number of voting shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

          United Savings. Under Washington law applicable to saving and loan associations, the affirmative vote of the holders of a majority of the shares of United Savings common stock present, in person or by proxy, at a meeting of shareholders is necessary to approve a merger, voluntary liquidation transfer of assets and liabilities, segregate its assets into classes or charge off its losses in excess of its reserves.

Interested Shareholder Statutes

          Washington Federal. Under the WBCA, public companies based in Washington (or that have significant business contacts with the state) are prohibited, with specific exceptions, from engaging in significant business transactions with any person or group of persons who beneficially own 10% or more of the voting shares of the target corporation for a period of five years after such share acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the board of directors of the target corporation prior to the time of the initial acquisition of shares by the acquiring person. These significant business transactions include:

•	a merger, share exchange or consolidation with, dispositions of assets with an aggregate market value over 5% of the total market value of all of the target’s assets or all of the target’s outstanding shares to, or issuance or redemption of shares to or from, the acquiring person or its affiliates or associates;

•	the termination of 5% or more of the Washington-based employees of the target corporation over the course of the five-year period following the acquiring person’s acquisition of 10% or more of the shares of the target corporation, if such termination is the result of the acquiring person’s acquisition;

•	an issuance to the acquiring person or a transfer or redemption in favor of the acquiring person by the target corporation of shares, options, warrants or other rights to acquire shares of the target corporation if the issuance, transfer or redemption is not made to all shareholders of the target corporation on the same proportional basis;

•	the liquidation or dissolution of the target corporation pursuant to an arrangement with an acquiring person;

•	a reclassification of securities, recapitalization, merger with a subsidiary or any other transaction of the target corporation pursuant to an arrangement with the acquiring person that has the effect of increasing the proportionate share of voting securities owned by the acquiring person; or

•	the receipt by an acquiring person of the benefit, except proportionately as a shareholder of the target corporation, of loans, advances, guarantees, pledges or other financial assistance provided by or through the target corporation.

          After the five-year period, certain significant business transactions may still not occur unless they comply with certain fair price provisions of the statute or if it is approved by disinterested shareholders. The United Savings board of directors has expressly approved the merger agreement and the voting agreement so that the restrictions set forth above with respect to business combinations do not apply to the merger agreement or the voting agreement or the transactions contemplated thereby.

          United Savings. United Savings’ articles of incorporation and bylaws are silent regarding acquisitions involving interested shareholders.

Shareholders’ Right of Dissent and Appraisal

          The holders of Washington Federal common stock and United Savings common stock are entitled to dissenters’ rights under the WBCA. United Savings’ shareholders have dissenters’ rights in connection with the merger. For a discussion of the dissenters’ rights under the WBCA, please refer to the section entitled “The Merger—Dissenters’ Rights” and to Chapter 23B.13 of the WBCA, a copy of which is attached as Annex C to this document.

LEGAL OPINION

          The validity of the Washington Federal common stock to be issued in the merger will be passed upon for Washington Federal by Patton Boggs LLP, Washington, DC.

EXPERTS

          The financial statements incorporated in this joint proxy statement/prospectus by reference from Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          Washington Federal files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. You may read and copy any reports, proxy statements or other information filed by Washington Federal at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

          You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Washington Federal’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov).

          Washington Federal has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933 and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

          The Commission allows Washington Federal to “incorporate by reference” into this document, which means that Washington Federal can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Washington Federal incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the election deadline date.

Washington Federal SEC Filings (File No. 000-25454)	Period/Date

Annual Report on Form 10-K	Year ended September 30, 2002
Quarterly Reports on Form 10-Q	Three months ended December 31, 2002 and March 31, 2003
Current Reports on Form 8-K	Filed on December 26, 2002; February 14, 2003; April 17, 2003; May 2, 2003; and May 20, 2003

          You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Washington Federal at the following addresses:

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attention: Edwin C. Hedlund
(206) 624-7930

          To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by August 15, 2003.

          You should rely only on the information contained or incorporated by reference in this document. Washington Federal has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Washington Federal is not making an offer to sell or soliciting an offer to buy any securities other than the Washington Federal common stock to be issued by Washington Federal in the merger, and neither Washington Federal nor United Savings is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 19, 2003

AMONG

WASHINGTON FEDERAL, INC.,

WASHINGTON FEDERAL SAVINGS AND LOAN ASSOCIATION

AND

UNITED SAVINGS AND LOAN BANK

A-i

(Continued)

A-ii

(Continued)

ANNEX A	Form of Shareholder Agreement
ANNEX B	Form of Affiliate Letter
ANNEX C	Form of Severance and Noncompetition Agreement
ANNEX D	Form of Noncompetition Agreement

A-iii

     AGREEMENT AND PLAN OF MERGER, dated as of May 19, 2003 (this “Agreement”), among Washington Federal, Inc. (“Parent”), Washington Federal Savings and Loan Association (“Washington Federal Savings”) and United Savings and Loan Bank (“United Savings”).

RECITALS

     A.     United Savings. United Savings is a Washington-chartered savings institution, having its principal place of business in Seattle, Washington.

     B.     Parent. Parent is a Washington corporation, having its principal place of business in Seattle, Washington.

     C.     Washington Federal Savings. Washington Federal Savings is a federally chartered savings and loan association, having its principal place of business in Seattle, Washington.

     D.     Intention of the Parties. Except as otherwise provided herein, it is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     E.     Board Action. The respective Boards of Directors of each of Parent, Washington Federal Savings and United Savings have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

     F.     Shareholder Agreements. As a material inducement to Parent and Washington Federal Savings to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of United Savings Common Stock (as defined herein) in favor of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     “Acquisition Proposal” has the meaning set forth in Section 6.08.

     “Affiliate Letter” has the meaning set forth in Section 6.07.

     “Aggregate Merger Consideration” has the meaning set forth in Section 3.01(b)(2)(i).

     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     “Articles of Combination” has the meaning set forth in Section 2.02(a).

     “Articles of Merger” has the meaning set forth in Section 2.02(a).

     “Average Share Price” has the meaning set forth in Section 3.01(b)(2)(ii).

     “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

     “Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of Washington are authorized or obligated to close.

     “Capital Change” has the meaning set forth in Section 3.07.

     “Capital Distribution” has the meaning set forth in Section 6.14(e).

     “Capital Statement” has the meaning set forth in Section 6.14(c).

     “Cash Election” has the meaning set forth in Section 3.02(a).

     “Cash Election Shares” has the meaning set forth in Section 3.02(a).

     “Certificate” means any certificate which immediately prior to the Effective Time represented shares of United Savings Common Stock.

     “Cleanup Plan” has the meaning set forth in Section 6.17(a)

     “Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

     “Code” has the meaning set forth in the recitals to this Agreement.

     “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

     “Department” means the Washington State Department of Financial Institutions.

     “Deposit” has the meaning set forth in Section 6.14(b)

     “Derivatives Contract” has the meaning set forth in Section 5.03(q).

     “Disclosure Schedule” has the meaning set forth in Section 5.01.

     “Dissenting Shares” has the meaning set forth in Section 3.06.

     “DOL” has the meaning set forth in Section 5.03(m)(i).

     “Effective Date” has the meaning set forth in Section 2.02(a).

     “Effective Time” has the meaning set forth in Section 2.02(a).

     “Election Deadline” has the meaning set forth in Section 3.02(b).

     “Election Form” has the meaning set forth in Section 3.02(a).

     “Employees” has the meaning set forth in Section 5.03(m).

     “Environmental Laws” has the meaning set forth in Section 5.03(o).

     “Environmental Reports” has the meaning set forth in Section 6.17(c).

     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

     “Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

     “Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument which has the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

     “Excess Capital” has the meaning set forth in Section 6.14(e).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Exchange Agent” has the meaning set forth in Section 3.02(c).

     “Exchange Ratio” has the meaning set forth in Section 3.01(b)(1)(ii), subject to adjustment pursuant to Sections 3.02(f) and 3.07.

     “Fair Housing Act” means the Fair Housing Act, as amended.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “GAAP” means accounting principles generally accepted in the United States of America.

     “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

     “Hazardous Substance” has the meaning set forth in Section 5.03(o).

     “Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

     “Independent Auditors” has the meaning set forth in Section 6.14(d).

     “Insurance Policies” has the meaning set forth in Section 5.03(w).

     “IRS” has the meaning set forth in Section 5.03(m)(i).

     “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

     “Loans” has the meaning set forth in Section 4.01(r).

     “Material Adverse Effect” means, with respect to Parent or United Savings any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or United Savings and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or United Savings and its Subsidiaries to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to savings institutions and their holding companies generally, (c) changes in general economic conditions affecting savings institutions and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (e) with respect to United Savings, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

     “Material Contracts” has the meaning set forth in Section 5.03(k)(i).

     “Maximum Cash Consideration” has the meaning set forth in Section 3.01(b)(2)(iii).

     “Merger” has the meaning set forth in Section 2.01(a).

     “Merger Consideration” means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of United Savings Common Stock shall be converted pursuant to the provisions of Article III.

     “Minimum Cash Consideration” has the meaning set forth in Section 3.01(b)(2)(iv).

     “Mixed Election” has the meaning set forth in Section 3.02(a).

     “Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities exchange on which the Parent Common Stock may be listed.

     “National Labor Relations Act” means the National Labor Relations Act, as amended.

     “No-Election Shares” has the meaning set forth in Section 3.02(a).

     “Non-Election” has the meaning set forth in Section 3.02(a).

     “OREO” means other real estate owned.

     “OTS” means the Office of Thrift Supervision.

     “Parent” has the meaning set forth in the preamble to this Agreement.

     “Parent Benefit Plans” has the meaning set forth in Section 6.12(a).

     “Parent Board” means the Board of Directors of the Parent.

     “Parent Common Stock” means the common stock, $1.00 par value per share, of Parent.

     “Parent Preferred Stock” means the preferred stock, $1.00 par value per share, of Parent.

     “Parent Regulatory Authorities” has the meaning set forth in Section 5.04(k).

     “Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

     “Per Share Cash Consideration” has the meaning set forth in Section 3.01(b)(1)(i).

     “Per Share Stock Consideration” has the meaning set forth in Section 3.01(b)(1)(ii).

     “Pre-Closing Capital Statement” has the meaning set forth in Section 6.14(b).

     “Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

     “Proxy Statement” has the meaning set forth in Section 6.03(a).

     “RCW” means the Revised Code of Washington.

     “Real Estate” has the meaning set forth in Section 6.17(a).

     “Reallocated Cash Shares “ has the meaning set forth in Section 3.02(d)(i)(3).

     “Reallocated Stock Shares” has the meaning set forth in Section 3.02(d)(ii)(2).

     “Registration Statement” has the meaning set forth in Section 6.03(a).

     “Remediation Cost” has the meaning set forth in Section 6.17(b).

     “Representative” has the meaning set forth in Section 6.14(c).

     “Resolution Period” has the meaning set forth in Section 6.14(d).

     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

     “Savings Association Insurance Fund” means the Savings Association Insurance Fund maintained by the FDIC.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     “Securities Documents” has the meaning set forth in Section 5.04(g).

     “Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

     “Shareholders” means each director and executive officer of United Savings.

     “Stock Election” has the meaning set forth in Section 3.02(a).

     “Stock Election Shares” has the meaning set forth in Section 3.02(a).

     “Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

     “Superior Proposal” has the meaning set forth in Section 6.08.

     “Surviving Corporation” has the meaning set forth in Section 2.01(a).

     “Tank” has the meaning set forth in Section 6.17(a).

     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise,

windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

     “Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

     “Termination Fee” has the meaning set forth in Section 8.02(b).

     “Transaction” means the Merger and any other transaction contemplated by this Agreement.

     “United Savings” has the meaning set forth in the preamble to this Agreement.

     “United Savings Affiliates” has the meaning set forth in Section 6.07.

     “United Savings Articles” means the Restated Articles of Incorporation of United Savings.

     “United Savings Board” means the Board of Directors of United Savings.

     “United Savings Bylaws” means the Restated Bylaws of United Savings.

     “United Savings Common Stock” means the common stock, $10.00 par value per share, of United Savings.

     “United Savings Financial Statements” shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of United Savings as of June 30, 2002 and 2001 and the statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of United Savings for each of the two years ended June 30, 2002 and 2001, (ii) the Thrift Financial Report of United Savings as of March 31, 2003, and (iii) statements of financial condition of United Savings (including related notes and schedules, if any) and the statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of United Savings with respect to the monthly, quarterly and annual periods ending subsequent to March 31, 2003.

     “United Savings Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes United Savings and its Subsidiaries or any predecessor of or any successor to United Savings (or to another such predecessor or successor).

     “United Savings Loan Property” has the meaning set forth in Section 5.03(o)(i).

     “United Savings Meeting” has the meaning set forth in Section 6.02.

     “United Savings Options” means the options to acquire the United Savings Common Stock.

     “United Savings Preferred Stock” means the preferred stock, $10.00 par value per share, of United Savings.

     “United Savings Regulatory Authorities” has the meaning set forth in Section 5.03(i).

     “Unresolved Changes” has the meaning set forth in Section 6.14(d).

     “Washington Federal Savings” has the meaning set forth in the preamble to this Agreement.

     “Washington Federal Savings Charter” means the federal charter of Washington Federal Savings.

     “Washington Federal Savings Board” means the Board of Directors of Washington Federal Savings.

     “Washington Federal Savings Bylaws” means the bylaws of Washington Federal Savings.

     “Washington Federal Savings Common Stock” means the common stock, $1.00 par value per share, of Washington Federal Savings.

ARTICLE II

THE MERGER

     2.01 The Merger.

          (a)     The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, United Savings shall merge with and into Washington Federal Savings in accordance with the applicable provisions of federal law and the RCW (the “Merger”), the separate corporate existence of United Savings shall cease and Washington Federal Savings shall survive and continue to exist as a federal savings and loan association (Washington Federal Savings, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

          (b)     Name. The name of the Surviving Corporation shall be “Washington Federal Savings and Loan Association,” doing business as “Washington Federal Savings.”

          (c)     Articles and Bylaws. The charter and bylaws of Washington Federal Savings immediately after the Merger shall be the Washington Federal Savings Charter and the Washington Federal Savings Bylaws as in effect immediately prior to the Merger.

          (d)     Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Washington Federal Savings immediately prior to the Merger, plus Derek Chinn, the Chairman, President and Chief Executive Officer of United Savings, each of whom shall serve until his successor shall be duly elected and qualified. The executive officers of the Surviving

Corporation immediately after the Merger shall be the executive officers of Washington Federal Savings immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

          (e)     Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Washington Federal Savings Charter immediately prior to the Merger.

          (f)     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with federal law and regulation and the RCW. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of United Savings shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of United Savings shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g)     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of United Savings acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, United Savings, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.02 Effective Date and Effective Time; Closing.

          (a)     Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Washington and the Department pursuant to the RCW and articles of combination (“Articles of Combination”) to be filed with the OTS pursuant to OTS regulations on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

          (b)     A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Pacific Time, at the principal offices of Parent in Seattle, Washington, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and United Savings the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

     3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of United Savings Common Stock:

          (a)     Parent and Washington Federal Common Stock. Each share of Parent Common Stock and Washington Federal Savings Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)     (1) United Savings Common Stock. Subject to Sections 3.02, 3.05, 3.06, and 3.07, each share of United Savings Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

               (i)     Cash Consideration. A cash amount equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing (x) the Aggregate Merger Consideration by (y) the number of shares of United Savings Common Stock outstanding immediately prior to the Effective Time (the “Per Share Cash Consideration”); or

               (ii)     Stock Consideration. The number of shares of Parent Common Stock which is equal to the quotient (the “Exchange Ratio”) (rounded to the nearest one ten-thousandth) determined by dividing (x) the Per Share Cash Consideration by (y) the Average Share Price of the Parent Common Stock (the “Per Share Stock Consideration”);

provided that notwithstanding anything herein to the contrary, (A) to the extent that the Average Share Price of Parent Common Stock shall be less than $18.00, United Savings may, in its sole discretion, elect to revise the Merger Consideration so that each share of United Savings Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either (x) solely the Per Share Cash Consideration, or (y) subject to Section 3.02, at the election of each holder of United Savings Common Stock, either the Per Share Cash Consideration or a number of shares of Parent Common Stock which is equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing (1) the Per Share Cash Consideration by (2) $18.00; (B) to the extent the Average Share Price of Parent Common Stock shall be greater than $25.00 but less than or equal to $30.00, United Savings may, in its sole discretion, elect to revise the Merger Consideration so that each share of United Savings Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive solely the Per Share Cash Consideration; or (C) to the extent that the Average

Share Price of Parent Common Stock shall be greater than $30.00, United Savings may, in its sole discretion, elect to revise the Merger Consideration so that each share of United Savings Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either: (x) solely the Per Share Cash Consideration or (y) to the extent Parent or Washington Federal Savings has publicly announced a merger, consolidation, share exchange or a purchase of all or substantially all of the assets of an entity which is considered significant for purposes of Regulation S-X of the SEC, or a Person has publicly announced a merger, consolidation, share exchange or a purchase of all or substantially all of the assets of Parent or Washington Federal Savings, at the election of each holder of United Savings Common Stock, either the Per Share Cash Consideration or a number of shares of Parent Common Stock which is equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing (1) the Per Share Cash Consideration by (2) $30.00.

     If United Savings makes an election, pursuant to the provisions set forth above, it shall give prompt written notice to Parent and all references to “Merger Consideration,” “Maximum Cash Consideration” and “Minimum Cash Consideration” in this Agreement shall thereafter be deemed to refer to the “Merger Consideration” as revised pursuant hereto.

               (2)      Additional Definitions. For purposes of this Agreement:

               (i)     “Aggregate Merger Consideration” shall mean $65.0 million.

               (ii)     “Average Share Price” of the Parent Common Stock shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 15 trading-day period ending with the close of business on the fifth Business Day preceding the Effective Time.

               (iii)     “Maximum Cash Consideration” shall mean the product of the Aggregate Merger Consideration times .55 (i.e., $35,750,000).

               (iv)     “Minimum Cash Consideration” shall mean the product of the Aggregate Merger Consideration times .50 (i.e., $32,500,000).

     3.02 Election Procedures.

          (a)     Election Form. An election form, in such form as United Savings and Parent shall mutually agree (the “Election Form”), shall be mailed no later than the date on which the Proxy Statement is mailed to holders of United Savings Common Stock to each holder of record of United Savings Common Stock as of the record date for the United Savings Meeting. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), subject to the conditions set forth in Section 3.01(b)(1), (i) to elect to receive Parent Common Stock with respect to all of such holder’s United Savings Common Stock as hereinabove provided (a “Stock Election”), (ii) to elect to receive cash with respect to all of such holder’s United Savings Common Stock as hereinabove provided (a “Cash Election”), (iii) elect to receive cash with respect to some of such holder’s shares and shares of Parent Common Stock with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) to indicate that such holder makes no such election with respect to such holder’s shares of United Savings Common Stock (a “Non-Election”). Shares of United Savings Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of United Savings Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of United Savings Common Stock as to which no election has been made are referred to herein as “No-Election Shares.” Nominee record holders who hold United Savings Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable law, the shares of United Savings Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

          (b)     Election Deadline. The term “Election Deadline” shall mean 5:00 p.m., Pacific Time, on the Business Day on which the United Savings Meeting is first convened, or such other date as Parent and United Savings shall mutually agree upon.

          (c)     Effective Election. Any election to receive Parent Common Stock or cash shall have been properly made only if the agent designated by Parent to act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02 (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of United Savings Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (d)     Allocation. The Exchange Agent shall effect the allocation among holders of United Savings Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

               (i)     Minimum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then:

               (1)     all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash;

               (2)     No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Minimum Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

               (3)     if all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Minimum Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

               (4)     the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

               (ii)     Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:

               (1)     all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock;

               (2)     the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock; and

               (3)     the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

               (iii)     Minimum or Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Minimum Cash Consideration or equal to the Maximum Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

               (iv)     Greater than Minimum Cash Consideration but Less than Maximum Cash Consideration. If the number of the Cash Election Shares times the Per Share

Cash Consideration is greater than the Minimum Cash Consideration but less than the Maximum Cash Consideration, then:

               (1)     all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash;

               (2)     all Stock Election Shares shall be converted into the right to receive Parent Common Stock;

               (3)     the Exchange Agent shall convert a sufficient number of No-Election Shares into Reallocated Cash Shares such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Maximum Cash Consideration; and

               (4)     the No-Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

          (e)     Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

          (f)     Stock Consideration Adjustment. Provided that United Savings has not elected to revise the Merger Consideration to reflect an all cash transaction, as contemplated by Section 3.01(b)(1), then notwithstanding any other provision of this Agreement, if at the time of the Closing, the aggregate value of the shares of Parent Common Stock to be exchanged for shares of United Savings Common Stock is less than 45% of the Aggregate Merger Consideration, then Parent shall direct the Exchange Agent to convert a minimum number of No-Election Shares and, to the extent necessary a minimum number of Cash Election Shares, into Stock Election Shares so that the aggregate value of the shares of Parent Common Stock exchanged for shares of United Savings Common Stock constitutes 45% of the aggregate value of the Aggregate Merger Consideration. For purposes of this Section 3.02(f) only, the value of a share of Parent Common Stock will be the value as of the time of the Closing.

     3.03 Exchange Procedures.

          (a)     Mailing of Transmittal Material. Provided that United Savings has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than five (5) Business Days after the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of United Savings Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of United Savings Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.03.

          (b)     Parent Deliveries. At the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause Washington Federal Savings to deliver, to the Exchange Agent, the cash portion of the Aggregate Merger Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of United Savings Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

          (c)     Exchange Agent Deliveries. After completion of the allocation referred to in paragraph (d) of Section 3.02, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Parent Common Stock and/or the amount of cash into which the aggregate number of shares of United Savings Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of United Savings Common Stock have been converted into Parent Common Stock, any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented United Savings Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock or the right to receive the amount of cash into which such United Savings Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of United Savings of Certificates representing shares of United Savings Common Stock and if such Certificates are presented to United Savings for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Parent Common Stock under Section 3.02 until such person surrenders the Certificate or Certificates representing United Savings Common Stock, at which time such dividends shall be remitted to such person, without interest.

          (d)     Lost or Destroyed Certificates; Issuances of Parent Common Stock in New Names. The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of United Savings Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of United Savings Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing United Savings Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (e)     Unclaimed Merger Consideration. Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.03(b) that remains unclaimed by the stockholders of United Savings for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of United Savings who have not theretofore complied with Section 3.03(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of United Savings Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of United Savings Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of United Savings to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (f)     Affiliate Agreements. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any United Savings Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such United Savings Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.07.

     3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of United Savings Common Stock shall cease to be, and shall have no rights as, stockholders of United Savings other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of United Savings or the Surviving Corporation of shares of United Savings Common Stock.

     3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of United Savings Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price of the Parent Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.06 Dissenting Shares. Each outstanding share of United Savings Common Stock the holder of which has perfected his right to dissent under the RCW and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the RCW. United Savings shall give Parent prompt notice upon receipt by United Savings of any such written demands for payment of the fair value of such shares of United Savings Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the RCW. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Parent Common Stock or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Parent Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     3.07 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a “Capital Change”), the Exchange Ratio shall be adjusted accordingly.

     3.08 Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of United Savings Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of United Savings Common Stock in respect of which such deduction and withholding was made by Parent.

     3.09 United Savings Options. Prior to the Effective Time, each holder of a vested United Savings Option shall exercise such United Savings Option such that no United Savings Options shall be outstanding as of the Effective Time.

ARTICLE IV

ACTIONS PENDING ACQUISITION

     4.01 Forbearances of United Savings. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, United Savings will not, and will cause each of its Subsidiaries not to:

          (a)     Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of United Savings and others with whom business relations exist.

          (b)     Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of United Savings’ Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)     Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of United Savings Stock other than the Capital Distribution or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d)     Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of United Savings or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) subject to Section 7.03 (c) hereof, payment of semi-annual bonuses to employees in the ordinary course of business consistent with past practices, (iii) for other changes that are required by applicable law and (iv) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of United Savings’ Disclosure Schedule.

          (e)     Hiring. Hire any person as an employee of United Savings or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of United Savings’ Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of United Savings or a Subsidiary of United Savings, as applicable, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $25,000.

          (f)     Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of United Savings’ Disclosure Schedule or (iii) for the termination of the United Savings and Loan Bank Executive Savings Plan as set forth in Section 6.15 hereof), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of United Savings or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g)     Dispositions. Except for real estate owned that is sold in the ordinary course of business consistent with past practices or as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties.

          (h)     Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

          (i)     Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $25,000 in the aggregate.

          (j)     Governing Documents. Amend the United Savings Articles or the United Savings Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of United Savings.

          (k)     Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l)     Contracts. Except as required pursuant to the terms of this Agreement or in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m)     Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which United Savings or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by United Savings and its Subsidiaries of an amount which exceeds $10,000 and/or would impose any material restriction on the business of United Savings or create precedent for claims that are reasonably likely to be material to United Savings and its Subsidiaries taken as a whole.

          (n)     Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

          (o)     Derivatives Contracts. Enter into any Derivatives Contract.

          (p)     Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one month and securities sold under agreements to repurchase that mature within one month, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (q)     Investment Securities. (i)Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of ninety days or less or (ii) dispose of any debt security or Equity Investment.

          (r)     Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than in the ordinary course of business consistent with past practice, provided that any single-family residential loan that is originated, renewed or modified cannot have a principal balance in excess of $500,000 without Parent’s prior written consent and no commercial business loan, multi-family residential loan, or commercial real estate loan can be originated, renewed or modified without Parent’s prior written consent.

          (s)     Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (t)     Adverse Actions. (i) Subject to United Savings’ right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

          (u)     Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.02 Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of United Savings, Parent will not, and will cause each of its Subsidiaries not to:

          (a)     Adverse Actions. Subject to United Savings’ right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

          (b)     Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to United Savings a schedule and United Savings has delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

     5.02 Standard. No representation or warranty of United Savings on the one hand or Parent and Washington Federal Savings on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

     5.03 Representations and Warranties of United Savings. Subject to Sections 5.01 and 5.02, United Savings hereby represents and warrants to Parent:

          (a)     Organization, Standing and Authority. United Savings is duly organized, validly existing and in good standing as a Washington-chartered savings and loan association. United Savings is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. United Savings has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of United Savings are insured by the Savings Association Insurance Fund in the manner and to the maximum extent provided by applicable law, and United Savings has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (b)     United Savings Capital Stock. The authorized capital stock of United Savings consists solely of 1,000,000 shares of United Savings Common Stock, of which 40,691 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of United Savings Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of United Savings Common Stock were held in treasury by United Savings or otherwise directly or indirectly owned by United Savings. The outstanding shares of United Savings Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of United Savings Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of United Savings’ Disclosure Schedule sets forth for each United Savings Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of United Savings Common Stock subject to each option, the number of shares of United Savings Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of United Savings Common Stock reserved for issuance, United Savings does not have any Rights issued or outstanding with respect to United Savings Common Stock and United Savings does not have any commitment to authorize, issue or sell any United Savings Common Stock or Rights.

          (c)     Subsidiaries.

               (i)     (A) United Savings has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) United Savings owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to United Savings) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to United Savings or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to United Saving’s rights to vote or to dispose of such securities and (F) all the equity securities of United Savings’ Subsidiaries held by United Savings or its Subsidiaries are fully paid and nonassessable and are owned by United Savings or its Subsidiaries free and clear of any Liens.

               (ii)     Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, United Savings does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries.

               (iii)     Each of United Savings’ Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d)     Corporate Power. Each of United Savings and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United Savings has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of United Savings’ stockholders of this Agreement.

          (e)     Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding United Savings Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of United Savings and the United Savings Board on or prior to the date hereof. United Savings has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Washington Federal Savings, this Agreement is a valid and legally binding obligation of United Savings, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

          (f)     Regulatory Approvals; No Defaults.

               (i)     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United Savings or any of its Subsidiaries in connection with the execution, delivery or performance by United Savings of this Agreement or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the OTS and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of United Savings Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Washington and the Department pursuant to the RCW and the filing of Articles of Combination with the OTS pursuant to OTS regulations and (D) the approval of this Agreement by the holders of the outstanding shares of United Savings Common Stock. As of the date hereof, United Savings is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

               (ii)     Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by United Savings and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United Savings or any of its Subsidiaries or to which United Savings or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of United Savings or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g)     Financial Statements; Undisclosed Liabilities.

               (i)     United Savings has previously delivered or made available to Parent accurate and complete copies of the United Savings Financial Statements which, in the case of the consolidated statements of financial condition of United Savings as of June 30, 2002 and 2001 and the consolidated statements of income, shareholders’ equity and cash flows for each of the years ended June 30, 2002 and 2001, are accompanied by the audit report of Bader Martin Ross & Smith, P.S. The United Savings Financial Statements referred to herein, as well as the United Savings Financial Statements to be delivered pursuant to Section 6.06(c) hereof, fairly present or will fairly present, as the case may be, the financial condition of United Savings as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows of United Savings for the respective periods or as of the respective dates set forth therein.

               (ii)     The United Savings Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein, and except the unaudited United Savings Financial Statements may not include all footnote disclosures required by GAAP. The audits of United Savings have been conducted in accordance with generally accepted auditing standards of the United States of America.

               (iii)     Except as Previously Disclosed, since March 31, 2003, neither United Savings nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

               (iv)     Since March 31, 2003, (A) United Savings and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, United Savings has not taken nor permitted any of the actions set forth in Section 4.01 hereof between March 31, 2003 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United Savings.

               (v)     No agreement pursuant to which any loans or other assets have been or shall be sold by United Savings or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by United Savings or its Subsidiaries, to cause United Savings or its Subsidiaries to repurchase such loans or other assets or the buyer to pursue any other form of recourse against United Savings or its Subsidiaries. Except as Previously Disclosed, since March 31, 2003, no cash, stock or other dividend or any other distribution with respect to the United Savings Common Stock has been declared, set aside or paid. No shares of United Savings Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by United Savings since March 31, 2003, and no agreements have been made to do the foregoing.

          (h)     Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against United Savings or any of its Subsidiaries and, to United Savings’ knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither United Savings nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to United Savings.

          (i)     Regulatory Matters.

               (i)     United Savings and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and United Savings has previously delivered or made available to Parent accurate and complete copies of all such reports. In connection with the most recent examination of United Savings and its Subsidiaries by the appropriate regulatory authorities, neither United

Savings nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which United Savings believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on United Savings. The most recent regulatory rating given to United Savings as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of United Savings, since its last regulatory examination of Community Reinvestment Act compliance, United Savings has not received any complaints as to Community Reinvestment Act compliance.

               (ii)     Neither United Savings nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “United Savings Regulatory Authorities”). United Savings and its Subsidiaries have paid all assessments made or imposed by any United Savings Regulatory Authority.

               (iii)     Neither United Savings nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any United Savings Regulatory Authority that such United Savings Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)     Compliance With Laws. Each of United Savings and its Subsidiaries:

               (i)     is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii)     has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to United Savings’ knowledge, no suspension or cancellation of any of them is threatened; and

               (iii)     has received no notification or communication from any Governmental Authority (A) asserting that United Savings or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to United Savings’ knowledge, do any grounds for any of the foregoing exist).

          (k)     Material Contracts; Defaults.

               (i)     Except as Previously Disclosed, neither United Savings nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of United Savings or its Subsidiaries to indemnification from United Savings or its Subsidiaries (except as provided in the United Savings Articles or pursuant to applicable laws), (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $10,000 per annum or (v) which materially restricts the conduct of any business by United Savings or its Subsidiaries (collectively, “Material Contracts”). United Savings has Previously Disclosed and made available to Parent true and correct copies of each such document.

               (ii)     Neither United Savings nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by United Savings or any of its Subsidiaries is currently outstanding.

          (l) No Brokers. No action has been taken by United Savings or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Columbia Financial Advisors, Inc.

          (m)     Employee Benefit Plans.

               (i)     All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of United Savings and its Subsidiaries (the “Employees”) and current or former directors of United Savings including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are Previously Disclosed in the Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Parent.

               (ii)     Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and United Savings is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. United Savings has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to United Savings’ knowledge, threatened litigation relating to the Benefit Plans. Neither United Savings nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject United Savings or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

               (iii)     No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by United Savings or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with United Savings under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither United Savings nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

               (iv)     All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of United Savings included in United Savings’ Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither United Savings nor any of its Subsidiaries has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v)     Neither United Savings nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. United Savings or any of its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject United Savings to a material tax under Section 4980B of the Code.

               (vi)     None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will (A) except as Previously Disclosed, entitle any employees of United Savings or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (vii)     All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

          (n)     Labor Matters. Neither United Savings nor any of its Subsidiaries is a party to and is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is United Savings or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel United Savings or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to United Savings’ knowledge, threatened, nor is United Savings or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o)     Environmental Matters.

               (i)     To United Savings’ knowledge, except as Previously Disclosed, United Savings and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to United Savings’ knowledge, except as Previously Disclosed, no real property (including buildings or other structures) currently owned or operated by United Savings or any of its Subsidiaries, or any property in which United Savings or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“United Savings Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to United Savings’ knowledge, except as Previously Disclosed, neither United Savings nor any of its Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any United Savings Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to United Savings’ knowledge, except as Previously Disclosed, neither United Savings nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither United Savings nor any of its Subsidiaries, except as Previously Disclosed, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither United Savings nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to United Savings’ knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving United Savings or any of its Subsidiaries, any currently or formerly owned or operated property, or any United Savings Loan Property, that could reasonably be expected to result in any claims, liability or investigations against United Savings or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any United Savings Loan Property; and (viii) United Savings has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to United Savings, its Subsidiaries and any currently or formerly owned or operated property.

     As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)     Tax Matters. Except as Previously Disclosed:

               (i)     (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the United Savings Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any Tax authority have been paid in full, (F) no material issues that have been raised by the relevant Tax authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the United Savings Group has waived any statutes of limitation with respect to the assessment of any Taxes of United Savings or any of its Subsidiaries.

               (ii)     United Savings has made available to Parent true and correct copies of the United States federal income Tax Returns filed by United Savings and its Subsidiaries for each of the three most recent fiscal years for which such returns have been filed.

               (iii)     Neither United Savings nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the United Savings Financial Statements prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the United Savings Financial Statements prior to the date hereof.

               (iv)     Neither United Savings nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is not nor has it been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local or foreign law) filing consolidated, combined or unitary Tax Returns (other than a group the common parent of which is or was United Savings) and does not have any liability for the Taxes of any Person (other than United Savings and its Subsidiaries).

               (v)     No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to United Savings and its Subsidiaries.

               (vi)     Neither United Savings nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

               (vii)     Subject to United Savings’ right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, as of the date hereof, United Savings has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (viii)     (A) Neither United Savings nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (B) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (C) all Taxes that United Savings or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

               (ix)     United Savings and its Subsidiaries have withheld proper and accurate amounts from their employees in compliance with all withholding laws and any and all similar federal, state, local and foreign laws, statutes, codes, ordinances, rules and regulations, and all such amounts have been timely and properly remitted to the proper Governmental Authorities as prescribed by law.

               (x)     Neither United Savings nor any of its Subsidiaries is presently subject to any audits, investigations or proceeding by any Tax authority, and neither United Savings nor any of its Subsidiaries has received any notice from any Tax authority that it intends to conduct any such audit, investigation or proceeding.

               (xi)     No claim has been made by a Tax authority in a jurisdiction where United Savings or any of its Subsidiaries does not file a Tax Return that United Savings or any of its Subsidiaries is or may be subject to taxation in the jurisdiction.

          (q)     Risk Management Instruments. Except as Previously Disclosed, neither United Savings nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r)     Loans; Nonperforming and Classified Assets.

               (i)     Each Loan on the books and records of United Savings and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of United Savings, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

               (ii)     United Savings has Previously Disclosed as to United Savings and each United Savings Subsidiary as of the latest practicable date: (A) any written or, to United Savings’ knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to United Savings’ knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by United Savings, a United Savings Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the OTS or the Department would agree with the loan classifications established by United Savings); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of United Savings or a United Savings Subsidiary, or to the best knowledge of United Savings, any Person controlling, controlled by or under common control with any of the foregoing.

          (s)     Properties. All real and personal property owned by United Savings or a United Savings Subsidiary or presently used by them in their business are in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with their past practices. United Savings has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of United Savings as of March 31, 2003 or acquired after such date, other than properties sold by United Savings in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of United Savings as of March 31, 2003. All real and personal property which is material to United Savings’ business on a consolidated basis and leased or licensed by United Savings or a Subsidiary of United Savings is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

          (t)     Intellectual Property. United Savings and each Subsidiary of United Savings owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by United Savings, and none of United Savings or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Neither United Savings nor any of its Subsidiaries is in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (u)     Fiduciary Accounts. United Savings and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither United Savings nor any of its Subsidiaries, nor, to

United Savings’ knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)     Books and Records. The books and records of United Savings and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of United Savings and its Subsidiaries.

          (w)     Insurance. United Savings has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by United Savings or any of its Subsidiaries (“Insurance Policies”). United Savings and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of United Savings reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; United Savings and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (x)     Allowance For Loan Losses. United Savings’ allowance for loan losses is, and shall be as of the Effective Date, in compliance with United Savings’ existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y)     Transactions With Affiliates. All “covered transactions” between United Savings and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z)     Required Vote; Antitakeover Provisions; Company Rights Agreement.

               (i)     The affirmative vote of the holders of a majority of the shares of United Savings present, in person or by proxy, at the United Savings Meeting, is necessary to approve this Agreement and the Transaction on behalf of United Savings. No other vote of the stockholders of United Savings is required by law, the United Savings Articles, the United Savings Bylaws or otherwise to approve this Agreement and the Transaction.

               (ii)     Based on the representation and warranty of Parent contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement or the Transaction pursuant to Washington law.

          (aa)     Fairness Opinion. The United Savings Board has received the written opinion of Columbia Financial Advisors, Inc., to the effect that as of the date hereof the Merger Consideration is fair to the holders of United Savings Common Stock from a financial point of view.

          (bb)     Transactions in Securities.

               (i)     All offers and sales of United Savings Common Stock by United Savings were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

               (ii)     Neither United Savings nor, to United Savings’ knowledge, (a) any director or executive officer of United Savings or of a United Savings Subsidiary, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of United Savings Common Stock or other securities issued by United Savings (i) during any period when United Savings was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

          (cc)     Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04 Representations and Warranties of Parent and Washington Federal Savings. Subject to Sections 5.01 and 5.02, Parent and Washington Federal Savings hereby represent and warrant to United Savings as follows:

          (a)     Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Washington. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b)     Parent Stock.

               (i)     As of the date hereof, the authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which 69,606,585 shares were issued and outstanding as of the close of business on May 16, 2003, and 5,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

               (ii)     The shares of Parent Common Stock to be issued in exchange for shares of United Savings Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c)     Washington Federal Savings.

               (i)     Washington Federal Savings has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Washington Federal Savings is duly licensed by the OTS and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

               (ii)     (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of Washington Federal Savings, (B) no equity securities of Washington Federal Savings are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Washington Federal Savings is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent’s right to vote or to dispose of such securities.

          (d)     Corporate Power. Each of Parent and Washington Federal Savings has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

          (e)     Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Washington Federal Savings and the Washington Federal Savings Board. This Agreement has been duly executed and delivered by Parent and Washington Federal Savings and, assuming due authorization, execution and delivery by United Savings, this Agreement is a valid and legally binding agreement of Parent and Washington Federal Savings enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

          (f)     Regulatory Approvals; No Defaults.

               (i)     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Washington Federal Savings of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the OTS and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of United Savings Common Stock and the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the State of Washington and the Department pursuant to the RCW and the filing of Articles of Combination with the OTS pursuant to OTS regulations. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

               (ii)     Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Washington Federal Savings and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g)     Financial Reports and Securities Documents; Material Adverse Effect.

               (i)     Parent’s Annual Report on Form 10-K for the year ended September 30, 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

               (ii)     Since March 31, 2003, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

          (h)     Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

          (i)     No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

          (j)     Tax Matters. Subject to United Savings’ right under certain circumstances specified herein to revise the Merger Consideration to reflect an all cash transaction, as of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (k)     Regulatory Matters.

               (i)     Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

               (ii)     Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (l)     Compliance With Laws. Each of Parent and its Subsidiaries:

               (i)     is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii)     has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

               (iii)     has received, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

          (m)     Ownership of United Savings Common Stock. None of Parent or any of its Subsidiaries, or to Parent’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of United Savings (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (n)     Financial Ability. On the Effective Date and through the date of payment of the Merger Consideration by Parent, Parent or Washington Federal Savings will have all funds necessary to consummate the Merger and pay up to the Maximum Cash Consideration to holders of United Savings Common Stock pursuant to Sections 3.01 and 3.02 hereof. Each of Parent and Washington Federal Savings is, and immediately following completion of the Transaction will be, in compliance with all capital requirements applicable to it.

          (o)     Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of United Savings, Parent and Washington Federal Savings agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end. The parties will use their reasonable best efforts to cause the Closing to occur on or before August 31, 2003, or as soon thereafter as practicable.

     6.02 Shareholder Approval. United Savings agrees to take, in accordance with applicable law and the United Savings Articles and the United Savings Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by United Savings’ stockholders for consummation of the Transaction (including any adjournment or postponement, the “United Savings Meeting”). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the United Savings stockholders at the United Savings Meeting. The United Savings Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the United Savings Board from withholding, withdrawing, amending or modifying its recommendation if the United Savings Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the United Savings stockholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

     6.03 Registration Statement.

          (a)     Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of United Savings constituting a part thereof (the “Proxy Statement”) and all related documents). United Savings shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and United Savings, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. United Savings agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that United Savings has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of United Savings and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, United Savings shall promptly mail at its expense the Proxy Statement to its stockholders.

          (b)     Each of United Savings and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the United Savings Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Each of United Savings and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)     Parent agrees to advise United Savings, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Regulatory Filings.

          (a)     Each of Parent, Washington Federal Savings and United Savings shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and United Savings shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

          (b)     Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries (if applicable) to any third party or Governmental Authority.

     6.05 Press Releases. United Savings and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. United Savings and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

     6.06 Access; Information.

          (a)     United Savings agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of United Savings and to such other information relating to United Savings as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of United Savings as Parent may reasonably request.

          (b)     Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford United Savings and its authorized representatives such access to Parent’s personnel as United Savings may reasonably request.

          (c)     During the period from the date of this Agreement to the Effective Time, United Savings shall, upon the request of Parent, cause one or more of its designated representative to confer on a monthly or more frequent basis with representatives of Parent regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending June 30), United Savings will deliver to Parent its consolidated statement of financial condition and consolidated statement of income, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, United Savings will deliver to Parent its consolidated statement of financial condition and consolidated statements of income, shareholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 25 days after the end of each month, United Savings will deliver to Parent a consolidated statement of financial condition and consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

          (d)     Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transaction. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transaction shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the Transaction.

     6.07 Affiliates. United Savings shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of United Savings within the meaning of Rule 145 promulgated by the SEC under the Securities Act (“United Savings Affiliates”) and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of United Savings Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).

     6.08 Acquisition Proposals. United Savings agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving United Savings or any of its Subsidiaries, or any purchase of all or substantially all of the assets of United Savings or any of its Subsidiaries or more than 10% of the outstanding equity securities of United Savings or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). United Savings further agrees that neither United Savings nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the United Savings or the United Savings Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the United Savings Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of United Savings, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the United Savings Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the United Savings Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to United Savings’ stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the United Savings in compliance with this Section 6.08 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” United Savings agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. United Savings agrees that it will notify Parent if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, United Savings or any of its representatives.

     6.09 Certain Policies. Prior to the Effective Date, each of United Savings and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by United Savings or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of United Savings or its management with any such adjustments.

     6.10 Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

     6.11 Indemnification.

          (a)     From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of United Savings or a United Savings Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of United Savings or any United Savings Subsidiary or is or was serving at the request of United Savings or any United Savings Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the United Savings Articles and the United Savings Bylaws or equivalent documents of any United Savings Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by United Savings pursuant to this Section, in each case as in effect on the date hereof.

          (b)     Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c)     If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

     6.12 Benefit Plans.

          (a)     As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of United Savings and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of United Savings and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of United Savings or its Subsidiaries under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of United Savings and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with United Savings and its Subsidiaries to the same extent as such service was credited for such purpose by United Savings, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of United Savings’ Benefit Plans in accordance with their terms at any time.

          (b)     At such time as employees of United Savings or its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

          (c)     Immediately prior to the Effective Time, Karen Wong, David Wong and Derek Chinn shall have each entered into a Severance and Noncompetition Agreement with United Savings, Parent and Washington Federal Savings, the form of which is set forth as Annex C hereto. In no event shall the total aggregate severance payable to the foregoing persons exceed $1,150,000.

          (d)     Immediately prior to the Effective Time, each non-employee director of United Savings shall have entered into a Noncompetition Agreement with United Savings, Parent and Washington Federal Savings, the form of which is set forth as Annex D hereto.

     6.13 Notification of Certain Matters. Each of United Savings and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.14 Capital Statement.

          (a)     Shareholders’ Equity; Assets; Deposits. As of the Effective Date, United Savings shall have total consolidated shareholders’ equity of at least $42,390,000, total consolidated assets of not less than $300,000,000 and total consolidated deposits of not less than $250,000,000, as set forth in United Savings’ Capital Statement (as defined below).

          (b)     Pre-Closing Capital Statement. Five (5) Business Days prior to the scheduled Closing, United Savings shall prepare and deliver to Parent an unaudited statement setting forth in reasonable detail a calculation of United Savings’ total consolidated assets, deposits and shareholders’ equity (all of which shall be calculated in accordance with GAAP, except that United Savings’ total consolidated shareholders’ equity shall be reduced by any Remediation Cost) as of a date not to exceed ten (10) Business Days prior to the scheduled Closing (“Pre-Closing Capital Statement”). At the Effective Time, United Savings shall deliver to the Exchange Agent a cash amount equal to United Savings’ total shareholders’ equity set forth in the Pre-Closing Capital Statement less $42,390,000 (the “Deposit”).

          (c)     Capital Statement. Five (5) Business Days after the Closing, United Savings’ regular, independent certified public accountant or a mutually agreed upon independent certified public accountant shall prepare and deliver to Parent an unaudited statement setting forth in reasonable detail a calculation of United Savings’ total consolidated shareholders’ equity (calculated in accordance with GAAP), which shall be calculated as of the Effective Date (“Capital Statement”). Parent shall pay the cost of preparing the Capital Statement. Prior to the Effective Time, United Savings shall appoint a representative (“Representative”), who shall be authorized to negotiate the Capital Statement and bind United Savings and its stockholders to the extent there are any disputes with respect to the Capital Statement, as set forth in Section 6.14(d) below.

          (d)     Resolution Procedures. If Parent notifies the Representative of its objection to the Capital Statement within five (5) Business Days after receipt of the Capital Statement, Parent and the Representative shall, within five (5) Business Days (or such longer period as the parties may agree) following such notice (the “Resolution Period”), attempt to resolve such differences, and any resolution by them as to any disputed amounts shall be deemed to be mutually agreed upon. If, at the end of the Resolution Period, the amounts remaining in dispute (“Unresolved Changes”) are not agreed to by Parent and the Representative, the Unresolved Changes shall be submitted to Deloitte & Touche, LLP or a mutually agreed upon independent accounting firm (the “Independent Auditors”) within five (5) Business Days after the expiration of the Resolution Period. If Parent proposes any adjustments to the Capital Statement, (i) Parent shall pay the costs and expenses of the Independent Auditors if the Unresolved Changes are resolved in favor of the Representative or (ii) the costs and expenses of the Independent Auditors shall be deducted from the Capital Distribution to be paid to the stockholders of United Savings if the Unresolved Changes are resolved in favor of the Parent. If the Unresolved Changes are resolved in part in favor of Parent and in part in favor of the Representative, such costs and expenses shall be shared by the parties (with United Savings’ portion deducted from the Capital Distribution) in proportion to the aggregate of the Unresolved Changes resolved in favor of Parent compared to the aggregate of the Unresolved Changes resolved in favor of the Representative. The Independent Auditors’ resolution of the Unresolved Changes shall be made within fifteen (15) Business Days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to the Parent and the Representative and shall be conclusive and binding on the parties.

          (e)     Capital Distribution. To the extent that United Savings’ shareholders’ equity exceeds $42,390,000 as of the Effective Date as set forth in the Capital Statement (the “Excess Capital”), the stockholders of United Savings shall be entitled to receive a cash distribution in an amount equal to the Excess Capital (the “Capital Distribution”). To the extent the Deposit equals the amount of Excess Capital, all of such Deposit shall be paid to the stockholders of United Savings on a pro rata basis as promptly as practicable. To the extent the Deposit is less than the amount of Excess Capital, the difference shall be delivered in cash by Washington Federal Savings, as successor to United Savings, to the Exchange Agent and the Exchange Agent shall deliver the full amount of the Excess Capital to the stockholders of United

Savings on a pro rata basis as promptly as practicable. To the extent the Deposit exceeds the amount of Excess Capital, the difference shall be returned to Parent, and the Exchange Agent shall deliver the full amount of Excess Capital to the stockholders of United Savings on a pro rata basis as promptly as practicable.

     6.15 Termination of Executive Savings Plan. United Savings shall take all necessary steps to terminate the United Savings and Loan Bank Executive Savings Plan prior to the Effective Time.

     6.16 Write-down and Write-off of Specified Assets and Liabilities. As of the Effective Time, United Savings shall have written-down or written-off all of the assets and liabilities as set forth on Schedule 6.16 of Parent’s Disclosure Schedule.

     6.17 Additional Agreements with respect to Environmental Matters.

          (a)     As soon as possible after execution of this Agreement, United Savings shall cause an environmental consultant, acceptable to Parent and Washington Federal Savings, to identify the existence of any underground storage tanks (the “Tanks”) and the extent of any Hazardous Substances located at United Saving’s Jackson Park branch office and to prepare a comprehensive cleanup plan (the “Cleanup Plan”) for the removal of any Tanks and Hazardous Substances and any remedial action required under applicable Environmental Laws on or about the affected real estate (the “Real Estate”). Parent and Washington Federal Savings shall have the opportunity to review and comment on the Cleanup Plan, provided, however, that the parties agree that neither Parent, Washington Federal Savings or any agent of Parent and Washington Federal Savings shall have any control or responsibility with regard to any cleanup operations on the Real Estate actually undertaken or not undertaken.

          (b)     As soon as possible after the Cleanup Plan has been prepared but no later than 30 days after the date of execution of this Agreement, United Savings, Parent and Washington Federal Savings shall make a good faith determination of the total cost to complete the analysis, remediation and reconstruction of the Real Estate (the “Remediation Cost”). Parent and Washington Federal Savings shall have the option to terminate this Agreement in the event that the parties hereto determine that the total Remediation Cost would be reasonably likely to result in United Savings not satisfying the minimum total consolidated shareholders’ equity required by Section 7.03(c) hereof.

          (c)     As soon as possible after the Cleanup Plan has been prepared and the Remediation Cost has been agreed to by the parties, United Savings agrees, at its sole expense and in a manner reasonably satisfactory to Parent and Washington Federal Savings, to implement the Cleanup Plan whereby any Tanks will be removed from the Real Estate and all remedial action required under applicable Environmental Laws as a result of the existence of any Tanks or any Hazardous Substances on or about the Real Estate, whether occurring during the removal of any such Tanks or the Hazardous Substances or at any time prior thereto, will be taken. Without limiting the generality of the foregoing, United Savings agrees to obtain all permits and other authorizations necessary to remove any Tanks and to dispose of such Tanks, the contents thereof and any Hazardous Substances in accordance with all applicable Environmental Laws and solely at sites approved by the Environmental Protection Agency and other relevant Governmental

Authorities. United Savings agrees to promptly file all reports, applications, and notices (“Environmental Reports”) with the applicable Governmental Authority required in connection with the removal of any Tanks and/or Hazardous Substances and the performance of any related remedial work. Prior to filing the Environmental Reports, United Savings shall submit copies of the Environmental Reports to Parent and Washington Federal Savings and its counsel. After removal of any such Tanks and/or Hazardous Substances and any other action necessary to comply with the applicable Environmental Laws, United Savings, at its sole expense and in a manner satisfactory to Parent and Washington Federal Savings, shall restore the Real Estate to substantially the same condition as prior to the cleanup operations.

          (d)     In the event either party terminates this Agreement and the Merger is not consummated, United Savings shall indemnify and hold harmless Parent and Washington Federal Savings from any third party claims (including reasonable attorneys’ fees and costs of litigation) arising from or relating to the existence of any Tanks and Hazardous Substances, if any, and the removal and disposition of Tanks and Hazardous Substances, if any. Notwithstanding any other provision of this Agreement, this indemnification shall survive the termination of this Agreement by either party; however, this indemnification shall not survive the Effective Date in the event the Merger is consummated.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

          (a)     Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of United Savings Common Stock.

          (b)     Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)     No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

          (d)     Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)     Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

          (f)     Tax Opinion. Each of Parent and United Savings shall have received the written opinion of Kelley Drye & Warren LLP, in form and substance reasonably satisfactory to both United Savings and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that to the extent the Merger Consideration is revised pursuant to Section 3.01(b)(1) hereof to reflect an all cash transaction, each of the parties to this Agreement hereby waive the condition set forth in this Section 7.01(f). In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, United Savings and others, reasonably satisfactory in form and substance to such counsel.

     7.02 Conditions to Obligation of United Savings. The obligation of United Savings to consummate the Merger is also subject to the fulfillment or written waiver by United Savings prior to the Closing Date of each of the following conditions:

          (a)     Representations and Warranties. The representations and warranties of Parent and Washington Federal Savings set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and United Savings shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Washington Federal Savings by the Chief Executive Officer and the Vice President of Finance of both Parent and Washington Federal Savings to such effect.

          (b)     Performance of Obligations of Parent and Washington Federal Savings. Parent and Washington Federal Savings shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and United Savings shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Washington Federal Savings by the Chief Executive Officer and the Vice President of Finance of both Parent and Washington Federal Savings to such effect.

          (c)     Other Actions. Parent and Washington Federal Savings shall have furnished United Savings with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as United Savings may reasonably request.

          (d)     Severance and Noncompetition Agreements. Parent and Washington Federal Savings shall have executed and delivered the Severance and Noncompetition Agreements, substantially in the form of Annex C hereto, required by Section 6.12(c) hereof (irrespective of whether such Severance and Noncompetition Agreements are executed by Karen Wong, David Wong and/or Derek Chinn).

     7.03 Conditions to Obligations of Parent and Washington Federal Savings. The obligations of Parent and Washington Federal Savings to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

          (a)     Representations and Warranties. The representations and warranties of United Savings set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of United Savings by the Chief Executive Officer and the Chief Financial Officer of United Savings to such effect.

          (b)     Performance of Obligations of United Savings. United Savings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of United Savings by the Chief Executive Officer and the Chief Financial Officer of United Savings to such effect.

          (c)     Financial Condition. As of the Effective Date, United Savings shall have total consolidated shareholders’ equity of not less than $42,390,000, total consolidated assets of not less than $300,000,000 and total consolidated deposits of not less than $250,000,000, as set forth in United Savings’ Capital Statement.

          (d)     Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Annex A hereto, shall have been executed and delivered by each director and executive officer of United Savings in connection with United Savings’ execution and delivery of this Agreement.

          (e)     Severance and Noncompetition Agreements. Karen Wong, David Wong and Derek Chinn shall each have executed and delivered the Severance and Noncompetition Agreement, substantially in the form of Annex C hereto, required by Section 6.12(c) hereof, and each of the non-employee directors of United Savings shall have executed and delivered the Noncompetition Agreement, substantially in the form attached as Annex D hereto, required by Section 6.12(d) hereof.

          (f)     Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of United Savings Common Stock.

          (g)     Exercise of Options. Prior to the Effective Time, each holder of a vested United Savings Option shall have exercised such United Savings Option such that no United Savings Options shall be outstanding as of the Effective Time.

          (h)     Community Reinvestment Act Compliance. From the date hereof through the Effective Date, neither United Savings nor any Governmental Authority shall have received any complaints as to United Savings’ Community Reinvestment Act compliance.

          (i)     Write-Down and Write-Off Specified Assets and Liabilities. As of the Effective Time, United Savings shall have written-down or written-off all of the assets and liabilities as set forth on Schedule 6.16 of Parent’s Disclosure Schedule.

          (j)     Other Actions. United Savings shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:

          (a)     Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent, Washington Federal Savings and United Savings if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b)     Breach. At any time prior to the Effective Time, by Parent and Washington Federal Savings on the one hand or United Savings on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event of: (i) a breach by Parent and Washington Federal Savings on the one hand or United Savings on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent and Washington Federal Savings on the one hand or United Savings on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or United Savings, as the case may be.

          (c)     Delay. At any time prior to the Effective Time, by Parent and Washington Federal Savings on the one hand or United Savings on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Transaction is not consummated by October 31, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Shareholders (if

United Savings is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

          (d)     No Regulatory Approval. By Parent and Washington Federal Savings on the one hand or United Savings on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

          (e)     No Shareholder Approval. By either Parent and Washington Federal Savings on the one hand or United Savings on the other hand, if any approval of the stockholders of United Savings contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the United Savings Meeting.

          (f)     Failure to Recommend. At any time prior to United Savings Meeting, by Parent and Washington Federal Savings if (i) United Savings shall have breached Section 6.08, (ii) the United Savings Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent and Washington Federal Savings or (iii) United Savings shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the United Savings Meeting in accordance with Section 6.02.

          (g)     Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of United Savings Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the United Savings Board recommends that the stockholders of United Savings tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

          (h)     Superior Proposal. At any time prior to the United Savings Meeting, by United Savings in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by United Savings and the United Savings Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by United Savings pursuant to this Section 8.01(h) only after the fifth Business Day following United Savings’ provision of written notice to Parent advising Parent that the United Savings Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Parent does not, in its sole discretion, make an offer to United Savings that the United Savings Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

               (i)     Environmental Matters. By Parent, to the extent the Remediation Cost is determined by the parties to be reasonably likely to result in United Savings not satisfying the minimum total shareholders’ equity required by Section 7.03(c) hereof.

     8.02 Effect of Termination and Abandonment.

          (a)     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

          (b)     In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that United Savings shall pay Parent the sum of $2,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

               (i)     if this Agreement is terminated by Parent pursuant to Section 8.01(f) or (g) or by United Savings pursuant to Section 8.01(h), in either of which case payment shall be made to Parent concurrently with the termination of this Agreement; or

               (ii)     if (x) this Agreement is terminated by (A) Parent pursuant to Section 8.01(b), (B) by either Parent or United Savings pursuant to Section 8.01(c) or (C) by either Parent or United Savings pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of United Savings or the United Savings Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of United Savings contemplated by this Agreement at the United Savings Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination United Savings or a Subsidiary of United Savings enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then United Savings shall pay to Parent the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by United Savings to Parent only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

          (c)     United Savings and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by United Savings. If United Savings fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, United Savings shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the United Savings Meeting no amendment shall be made which by law requires further approval by the stockholders of United Savings without obtaining such approval.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between United Savings and Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to United Savings to:

United Savings and Loan Bank 601 South Jackson Seattle, Washington 98114 Attention: Derek Chinn, President and Chief Executive Officer Fax: (206) 625-0172

     With a copy to:

Graham & Dunn PC Pier 70 2801 Alaskan Way Suite 300 Seattle, Washington 98121-1128 Attention: Stephen M. Klein, Esq. Kumi Yamamoto, Esq. Fax: (206) 340-9599

     If to Parent or Washington Federal Savings to:

Washington Federal, Inc. 425 Pike Street Seattle, Washington 98101 Attention: Roy M. Whitehead, President and Chief Executive Officer Fax: (206) 624-2334

     With a copy to:

Kelley Drye & Warren LLP 8000 Towers Crescent Drive Suite 1200 Vienna, Virginia 22182 Attention: Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Fax: (703) 918-2450

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on United Savings or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (May    , 2003).

     9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of United Savings set forth herein, subject to the prior written consent of United Savings, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of United Savings Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to United Savings’ stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities.

[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WASHINGTON FEDERAL, INC.

By:	/s/ Roy M. Whitehead

Name:	Roy M. Whitehead
Title:	President and Chief Executive Officer

WASHINGTON FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Roy M. Whitehead

Name:	Roy M. Whitehead
Title:	President and Chief Executive Officer

UNITED SAVINGS AND LOAN BANK

By:	/s/ Derek Chinn

Name:	Derek Chinn
Title:	President and Chief Executive Officer

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

          THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is made and entered into this 13th day of June, 2003, by, between and among Washington Federal, Inc., a Washington corporation (“Parent”); Washington Federal Savings and Loan Association, a federally chartered savings and loan association (“Washington Federal Savings”); and United Savings and Loan Bank, a Washington chartered savings institution (“United Savings”), sometimes hereinafter collectively referred to as “the parties”.

RECITALS

A.	The parties have entered into that certain Agreement and Plan of Merger having an effective date of May 19, 2003 (the “Agreement”) with respect to the merger of United Savings with Washington Federal as described with particularity in the Agreement.

B.	The parties now desire to modify certain terms and conditions of the Agreement as more particularly provided in this First Amendment.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2.	Additional Agreements with respect to Environmental Matters. The parties wish to extend the outside time limit by an additional thirty (30) days within which to make a determination of the Remediation Cost of the Jackson Park Branch as set forth more particularly in Section 6.17. Therefore, Section 6.17(b) shall be deleted in its entirety and replaced with the following:

6.17	Additional Agreements with respect to Environmental Matters.

(b)	As soon as possible after the Cleanup Plan has been prepared but no later than sixty (60) days after the date of execution of this Agreement, United Savings, Parent and Washington Federal Savings shall make a good faith determination of the total cost to complete the analysis, remediation and reconstruction of the Real Estate (the “Remediation Cost”). Parent and Washington Federal Savings shall have the option to terminate this Agreement in the event that the parties hereto determine that the total Remediation Cost would be reasonably likely to result in United Savings not satisfying the minimum total consolidated shareholders’ equity required by Section 7.03(c) hereof.

3.	Entire Agreement. The Agreement, as amended by this First Amendment, embodies the entire understanding between the parties with respect to the subject matter thereof and hereof and can be changed only by an instrument in writing executed by all of the parties.

4.	Conflict of Terms. In the event of a conflict or inconsistency between the terms, covenants, conditions and provisions of the Agreement and those of this First Amendment, the terms, covenants and provisions of this First Amendment shall control and govern the rights and obligations of the parties.

5.	Ratification. Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions and provisions of the Agreement shall remain in full force and effect, and the parties hereby acknowledge and confirm that the same are in full force and effect.

6.	Execution. This First Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile signatures shall be accepted by the parties as originals.

           IN WITNESS WHEREOF, the parties have entered into this First Amendment to be effective as of the day and year first written above.

PARENT:		WASHINGTON FEDERAL SAVINGS:

WASHINGTON FEDERAL, INC.

By	/s/ Roy M. Whitehead	By	/s/ Roy M. Whitehead
	Its President and CEO		Its President and CEO

UNITED SAVINGS:

By	/s/ Derek L. Chinn
Its President and CEO

ANNEX B

July 23, 2003

Board of Directors
United Saving and Loan Bank
601 S. Jackson Street
Seattle, WA 98104

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of United Savings and Loan Bank (“USLB”) of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated May 19, 2003, (the “Agreement”) between USLB and Washington Federal, Inc. (“WFSL”).

     In connection with the proposed merger transaction (the “Merger”) whereby USLB will merge into WFSL, each issued and outstanding share of USLB common stock (along with its associated rights) at the effective time of the Merger (other than shares of holders of which are exercising appraisal rights pursuant to applicable law) shall be exchanged in a 50%-55% cash and 50%-45% WFSL common stock transaction (the Merger “Consideration”). The estimated value of the Consideration is $1,595.09 per share of USLB common stock.

     Columbia Financial Advisors, Inc. (“CFAI”) as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from WFSL pursuant to the Merger, CFAI has advised Washington, Idaho, Montana and Oregon banks regarding fairness of capital transactions. USLB has agreed to pay CFAI a fee for this opinion letter.

     In connection with rendering this opinion, we have, among other things: (i) reviewed the Agreement; (ii) reviewed USLB’s financial information for the twelve months ended December 31, 2002, the twelve months ended December 31, 2001, for the twelve months ended December 31, 2000, and the three months ended March 31, 2003; (iii) reviewed certain internal financial

B-1

Board of Directors
United Savings and Loan Bank
July 23, 2003

analyses and certain other forecasts for USLB prepared by and reviewed with the management of USLB; (iv) conducted interviews with senior management of USLB regarding the past and current business operations, results thereof, financial condition and future prospects of USLB; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis; (vii) reviewed WFSL’s financial information for the quarter ended March 31, 2003 and December 31, 2002 and the fiscal year ended September 30, 2002 including the Form 10-K for the period ended September 30, 2002 and Form 10-Q for the periods ended March 31, 2003 and December 31, 2002 filed with the Securities and Exchange Commission; (viii) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of USLB or WFSL. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of WFSL. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter.

     This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of WFSL pursuant to the Agreement is fair, from a financial point of view, to the shareholders of WFSL.

     We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Very truly yours,

COLUMBIA FINANCIAL ADVISORS, INC.

By:	/s/ Robert J. Rogowski

Robert J. Rogowski
Principal

B-2

ANNEX C

TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
CHAPTER 23B.13
DISSENTERS’ RIGHTS

23B.13.010 DEFINITIONS.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020 RIGHT TO DISSENT.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (1) if shareholder approval is required for the merger by RCW 23B.11.030, section 38 of this act, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, sections 17 through 21 of this act, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 DISSENT OF NOMINEES AND BENEFICIAL OWNERS.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 NOTICE OF DISSENTERS’ RIGHTS.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RCW 23B.13.220.

23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220 DISSENTERS’ NOTICE.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The dissenters’ notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230 DUTY TO DEMAND PAYMENT.

(1) A shareholder sent a dissenters’ notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240 SHARE RESTRICTIONS.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 PAYMENT.

          (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

          (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260 FAILURE TO TAKE ACTION.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

          Section 23B.08.320 of the Washington Business Corporation Act (“WBCA”) provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. In Article VI of its Bylaws, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the WBCA, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

          Section 23B.08.560 of the WBCA provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the WBCA, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

          Pursuant to Article VI of the Registrant’s Bylaws, the Registrant must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of the Registrant, including without limitation, liability under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant will not indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct or a knowing violation of the law, for conduct in violation of RCW 23B.08.310 of the WBCA, or for any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then The Registrant directors shall be indemnified to the fullest extent permitted by Washington law, as so amended.

          Also, pursuant to Article VI of the Registrant’s Bylaws, the Registrant may, by action of the Registrant’s Board of Directors, provide indemnification and pay expenses to officers, employees and agents of the Registrant or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

          The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits:

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of May 19, 2003 and amended as of June 13, 2003, among Washington Federal, Washington Federal Savings and United Savings. (1)

2.2	Form of Shareholder Agreement, dated as of May 19, 2003, between Washington Federal, Washington Federal Savings and each director and executive officer of United Savings.*

3.1	Restated Articles of Incorporation of Washington Federal. (2)

3.2	Bylaws of Washington Federal. (2)

4.1	Specimen stock certificate of Washington Federal. (2)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.*

8.1	Opinion of Patton Boggs LLP regarding certain tax matters.

10.1	Form of Severance and Noncompetition Agreement between Washington Federal, Washington Federal Savings and each of Derek Chinn, Karen C. Wong and David Wong.*

10.2	Form of Noncompetition Agreement between Washington Federal, Washington Federal Savings and each non-employee director of United Savings.*

21.1	Subsidiaries. (3)

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney.*

99.1	Consent of Columbia Financial Advisors, Inc. (1)

99.2	Consent of Derek Chinn.*

99.3	Form of proxy for the special meeting of shareholders of United Savings.*

99.4	Election Form.*

*	Previously filed.

(1)	Included as an annex to the proxy statement/prospectus contained in this Registration Statement.

(2)	Incorporated by reference from Washington Federal’s Registration Statement on Form 8-B filed with the SEC on January 26, 1995.

(3)	Incorporated by reference from Washington Federal’s Annual Report on Form 10-K for the period ended September 30, 2002 filed with the Commission on December 23, 2002.

(b)	Financial Statement Schedules.

          No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings

(a)	The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Washington, on July 22, 2003.

WASHINGTON FEDERAL, INC.

By:	/s/ Roy M. Whitehead Roy M. Whitehead President and Chief Executive Officer

POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ John F. Clearman* John F. Clearman	Director	July 22, 2003

/s/ Kermit D. Hanson* Kermit D. Hanson	Director	July 22, 2003

/s/ H. Dennis Halvorson* H. Dennis Halvorson	Director	July 22, 2003

/s/ W. Alden Harris* W. Alden Harris	Director	July 22, 2003

/s/ Anna C. Johnson* Anna C. Johnson	Director	July 22, 2003

/s/ Guy C. Pinkerton* Guy C. Pinkerton	Chairman	July 22, 2003

/s/ Charles R. Richmond* Charles R. Richmond	Director	July 22, 2003

/s/ Roy M. Whitehead Roy M. Whitehead	Vice Chairman, President and Chief Executive Officer (Principal executive officer)	July 22, 2003

*	By Roy M. Whitehead pursuant to power of attorney.

/s/ Brent J. Beardall* Brent J. Beardall	Vice President Finance and Controller (Principal financial and accounting officer)	July 22, 2003

*	By Roy M. Whitehead pursuant to power of attorney.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 19, 2003 and amended as of June 13, 2003, among Washington Federal, Washington Federal Savings and United Savings. (1)

2.2	Form of Shareholder Agreement, dated as of May 19, 2003, between Washington Federal, Washington Federal Savings and each director and executive officer of United Savings.*

3.1	Restated Articles of Incorporation of Washington Federal. (2)

3.2	Bylaws of Washington Federal. (2)

4.1	Specimen stock certificate of Washington Federal. (2)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.*

8.1	Opinion of Patton Boggs LLP regarding certain tax matters.

10.1	Form of Severance and Noncompetition Agreement between Washington Federal, Washington Federal Savings and each of Derek Chinn, Karen C. Wong and David Wong.*

10.2	Form of Noncompetition Agreement between Washington Federal, Washington Federal Savings and each non-employee director of United Savings.*

21.1	Subsidiaries. (3)

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney.*

99.1	Consent of Columbia Financial Advisors, Inc. (1)

99.2	Consent of Derek Chinn.*

99.3	Form of proxy for the special meeting of shareholders of United Savings.*

99.4	Election Form.*

*	Previously filed.

(1)	Included as an annex to the proxy statement/prospectus contained in this Registration Statement

(2)	Incorporated by reference from Washington Federal’s Registration Statement on Form 8-B filed with the SEC on January 26, 1995.

(3)	Incorporated by reference from Washington Federal’s Annual Report on Form 10-K for the period ended September 30, 2002 filed with the Commission on December 23, 2002.